Exhibit 99.1
Pro Forma Valuation Appraisal Report
of
Penn Millers Mutual Holding Company
Wilkes-Barre, Pennsylvania

As of April 1, 2009
One Liberty Place
1650 Market Street, Suite 4400
Philadelphia, PA 19103
www.curtisfinancial.com

April 22, 2009
Board of Directors
Penn Millers Mutual Holding Company
72 North Franklin Street
Wilkes-Barre, Pennsylvania 18773
Members of the Board:
At your request, Curtis Financial Group, LLC (“Curtis”) completed and hereby provides an independent appraisal (the “Appraisal”) of the estimated consolidated pro forma market value of Penn Millers Mutual Holding Company (“PMMHC”) as of April 1, 2009, which is conducting a public offering in connection with the Plan of Conversion, as of April 22, 2009 (the “Plan” or “Offering”) transaction described below. PMHC Corp. (“PMHC”) is the wholly-owned subsidiary of PMMHC and the holding company for Penn Millers Insurance Company (“PMIC”, and together with PMHC and PMMHC, “Penn Millers” or the “Company”).
Because the Plan involves the conversion of PMMHC from mutual to stock form, the Plan must be approved by the Pennsylvania Insurance Commissioner pursuant to the Commissioner’s 1998 order approving the conversion transaction by which the Company’s current mutual holding company structure was created. Accordingly, and in order to ensure that this Plan is fair to members of PMMHC, the Company has discussed this Plan with senior staff at the Pennsylvania Insurance Department (“PID”), and, as a condition to the Offering, will obtain from the Insurance Commissioner an approval of the Offering or, as applicable, will obtain written confirmation from the Commissioner that such approval is not required and that the Company may proceed with the Offering. In accordance with the Plan, the estimated consolidated pro forma market value of the Company shall be determined by an independent valuation expert and shall represent the aggregate price of common stock (the “Estimated Pro Forma Market Value”). Furthermore, the pro forma market value may be expressed as a range of value and may be that value that is estimated to be necessary to attract a full subscription for the shares of common stock offered for sale in the Offering.
THE PLAN OF CONVERSION
The Board of Directors of the Company has adopted the Plan. As part of the Plan, PMMHC will convert from mutual to stock form and issue its common stock to its newly formed holding company, Penn Millers Holding Corporation, which will offer shares of its common stock (“Common Stock”) for sale in a subscription offering to the following potential subscribers: the Company’s policyholders, the Company’s employee stock ownership plan (“ESOP”), and directors, officers and employees of the Company in accordance with the terms and conditions of the Plan. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering and a syndicated community offering, if needed.

Board of Directors
Penn Millers Mutual Holding Company

CURTIS FINANCIAL GROUP, LLC
Curtis is an investment banking firm specializing in business valuations, mergers and acquisitions, and raising private capital. The professional staff has a diverse background in investment banking, securities analysis, banking, insurance, engineering, accounting and tax. The expertise of the staff includes valuing, originating, structuring, negotiating and closing a wide variety of investment banking transactions. The background of Curtis is presented in Exhibit III. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company and the other parties engaged by the Company to assist in the corporate reorganization and stock issuance process.
VALUATION METHODOLOGY
In preparing the Appraisal, we conducted an analysis of PMMHC that included discussions with the Company’s management and an onsite visit to the Company’s headquarters. We reviewed the audited GAAP and statutory financial statements of the Company as of and for the years ended December 31, 2003 through December 31, 2008. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.
In preparing the Appraisal, we also reviewed and analyzed: (i) financial and operating information with respect to the business, operations, and prospects of the Company furnished to us by the Company; (ii) publicly available information concerning the Company that we believe to be relevant to our analysis; (iii) a comparison of the historical financial results and present financial condition of the Company with those of selected, publicly-traded insurance companies that we deemed relevant; and (iv) financial performance and market valuation data of certain publicly-traded insurance industry aggregates as provided by industry sources.
The Appraisal is based on the Company’s representation that the information contained in the Plan and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern on a stand-alone basis and should not be considered as an indication of the liquidation value of the Company.
We have investigated the competitive environment within which the Company operates and have assessed the Company’s strengths and weaknesses relative to comparable companies. We have monitored material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on the Company and the industry as a whole, to the extent we were aware of such matters. We have analyzed the potential effects of the Offering on the Company’s operating characteristics and financial performance as they relate to the Estimated Pro Forma Market Value of PMMHC. We have reviewed the economy and demographic characteristics of the primary market area in which the Company currently operates. We have compared the Company’s financial performance and condition with publicly-traded insurance institutions evaluated and selected in accordance with the valuation guidelines.

Board of Directors
Penn Millers Mutual Holding Company

We have reviewed conditions in the securities markets in general and the markets for insurance companies, and insurance holding companies.
Our appraised value is predicated on a continuation of the current operating environment for PMHC, PMMHC, and for all insurance companies and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for insurance companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of insurance stocks as a whole or the Company’s value alone. To the extent that such factors can be foreseen, they have been factored into our analysis.
VALUATION CONCLUSION
It is our opinion that, as of April 1, 2009, the Estimated Pro Forma Market Value of the aggregate common shares outstanding immediately following the Offering, was within a range (the “Valuation Range”) of $45.05 million to $60.95 million with a midpoint of $53.0 million. The Valuation Range was based upon a fifteen percent decrease from the midpoint to determine the minimum and a fifteen percent increase from the midpoint to determine the maximum. Exhibit VI shows the assumptions and calculations utilized in determining the Company’s Valuation Range.
LIMITING FACTORS AND CONSIDERATIONS
Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of Common Stock. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the conversion will thereafter be able to sell such shares at prices related to the foregoing Estimated Pro Forma Market Value. The Appraisal reflects only a valuation range as of this date for the Estimated Pro Forma Market Value of PMMHC immediately upon issuance of the stock and does not take into account any trading actively with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the Offering. Any report prepared by Curtis shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.
Curtis has made no recommendation regarding the merits of the decision to proceed or not to proceed with the Offering. The results of our appraisal are but one of the many factors the Company’s Board of Directors should consider in making its decision. The Company has assured Curtis that it has relied on its own counsel, accountants and other experts for legal, accounting, tax and similar professional advice.
The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for insurance company common stocks. Should any such new developments

Board of Directors
Penn Millers Mutual Holding Company

or changes be material, in our opinion, to the Estimated Pro Forma Market Value of PMMHC, appropriate adjustments will be made to the Valuation Range. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Curtis Financial Group, LLC

PRO FORMA VALUATION APPRAISAL
TABLE OF CONTENTS

I. INTRODUCTION	1
II. BUSINESS OF PENN MILLERS	5
General Overview	5
Corporate History	6
Reasons for the Conversion Offering	7
Agribusiness Segment	8
Commercial Lines Segment	9
Reinsurance	9
Marketing and Distribution	11
Underwriting, Risk Assessment, and Pricing	12
Claims Management	12
Financial Strength Ratings by A.M. Best	13
Financial Condition	14
Income and Expense Trends	18
III. INDUSTRY FUNDAMENTALS	27
IV. COMPARISONS WITH PUBLICLY-TRADED COMPANIES	31
General Overview	31
Selection Criteria	32
Summary Profiles of the Comparable Group Companies	36
Recent Financial Comparisons	45
V. MARKET VALUE ADJUSTMENTS	48
General Overview	48
Profitability and Earnings Prospects	49
Management	51
Liquidity of the Issue	52
Subscription Interest	53
Stock Market Conditions	54
Dividend Outlook	56
New Issue Discount	57
Summary of Adjustments	57
Valuation Approach	58
Valuation Conclusion	60

PRO FORMA VALUATION APPRAISAL
TABLE OF EXHIBITS

I.	Statement of General Assumptions and Limiting Conditions
II.	Certification
III.	Overview of Curtis and Qualifications of Appraisers
IV-1.	Balance Sheets — GAAP Basis
IV-2.	Income Statements — GAAP Basis
IV-3.	Investment Portfolio — GAAP Basis
V-1.	Balance Sheets — Statutory Basis
V-2	Income Statements — Statutory Basis
VI-1.	Financial Performance Data for Public P&C Insurance Companies
VI-2.	Market Valuation Data for Public P&C Insurance Companies
VII-1.	Pro Forma Assumptions for Conversion Valuation
VII-2.	Pro Forma Conversion Valuation Range

PRO FORMA VALUATION APPRAISAL
I. INTRODUCTION
     As requested, Curtis Financial Group, LLC (“Curtis”) has prepared an independent appraisal (the “Appraisal”) of the estimated consolidated pro forma market value of the common stock (the “Estimated Pro Forma Market Value”) of Penn Millers Mutual Holding Company (“PMMHC”), as of April 1, 2009, which is to offer the stock of its newly formed holding company in connection with the Plan of Conversion, as of April 22, 2009 (the “Plan” or “Offering”) transaction described below. PMHC Corp. (“PMHC”) is the wholly-owned subsidiary of PMMHC, and the holding company for Penn Millers Insurance Company (“PMIC”, and together with PMHC and PMMHC, “Penn Millers” or the “Company”).
     Pursuant to the Plan adopted by the Board of Directors of the Company on April 22, 2009, PMMHC will convert from mutual to stock form and issue its common stock to its newly formed holding company, Penn Millers Holding Corporation, which will offer its common stock (the “Common Stock”) for sale in a subscription offering in the following order of priority: policyholders insured under policies of insurance issued by Penn Millers as of April 22, 2009 (the “Eligibility Record Date”); the Company’s employee stock ownership plan (“ESOP”); and directors, officers, and employees of Penn Millers. Any shares not subscribed for in the subscription offering may be offered to members of the general public in a community offering with preference given to licensed insurance agencies and brokers that market and distribute insurance policies issued by the Company, policyholders insured under policies of insurance issued by Penn Millers after the Eligibility Record Date, and residents of Lackawanna or Luzerne Counties in Pennsylvania. If there are any shares of Common Stock not purchased in the subscription or community offerings, they may be offered for sale to the public in a syndicated community offering.
     Because the Plan involves the conversion of PMMHC from mutual to stock form the Plan must be approved by the Pennsylvania Insurance Commissioner pursuant to the Commissioner’s 1998

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order approving the conversion transaction by which the Company’s current mutual holding company structure was created. Accordingly, and in order to ensure that this Plan is fair to members of PMMHC, the Company has discussed this Plan with senior staff at the Pennsylvania Insurance Department (“PID”), and, as a condition to the Offering, will obtain from the Insurance Commissioner an approval of the Offering or, as applicable, will obtain written confirmation from the Commissioner that such approval is not required and that the Company may proceed with the Offering. In accordance with the Plan, the Estimated Pro Forma Market Value of the Company shall be determined by an independent valuation expert and shall represent the aggregate price of Common Stock sold. Furthermore, the Estimated Pro Forma Market Value may be expressed as a range of value and may be that value that is estimated to be necessary to attract a full subscription for the shares of Common Stock offered for sale in the Offering.
     Curtis is an investment banking firm specializing in business valuations, mergers and acquisitions, and raising private capital. The background of Curtis is presented in Exhibit III. In preparing the Appraisal, we conducted an analysis of PMMHC that included discussions with the Company’s management and an onsite visit to the Company’s headquarters. We also reviewed the audited GAAP and statutory financial statements of the Company as of and for the years ended December 31, 2003 through December 31, 2008. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.
     In preparing the Appraisal, we also reviewed and analyzed: (i) financial and operating information with respect to the business, operations, and prospects of the Company furnished to us by the Company; (ii) publicly available information concerning the Company that we believe

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to be relevant to our analysis; (iii) a comparison of the historical financial results and present financial condition of the Company with those of selected publicly-traded insurance companies that we deemed relevant; and (iv) financial performance and market valuation data of certain publicly-traded insurance industry aggregates as provided by industry sources.
     The Appraisal is based on the Company’s representation that the information contained in its Form S-1 Registration Statement and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal considers PMMHC only as a going concern on a stand-alone basis and should not be considered as an indication of the liquidation value of PMMHC. The attached Statement of Limiting Conditions in Exhibit I is an integral part of this Appraisal.
     In determining our estimate of the Estimated Pro Forma Market Value of PMMHC, we utilized the comparable market valuation approach. The comparable market valuation approach arrives at a market value by reviewing the relevant market pricing characteristics of common stocks of comparable companies that are publicly-traded. In utilizing this valuation approach, we selected a group of insurance companies based on criteria discussed later in the Appraisal that we believe investors potentially would compare to the Company. We also considered relative market value adjustments to derive the Estimated Pro Forma Market Value based on the quantitative and qualitative comparisons of Penn Millers with the selected group of publicly-traded companies.
     Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of Common Stock in the Offering. Moreover,

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because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of PMMHC’s Estimated Pro Forma Market Value. Any report prepared by Curtis shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. Curtis has made no recommendation regarding the merits of the decision to proceed or not to proceed with the Offering. The results of our appraisal are but one of the many factors the Company’s Board of Directors should consider in making its decision. The Company has assured Curtis that it has relied on its own counsel, accountants and other experts for legal, accounting, tax and similar professional advice.
     The valuation range reported herein, which is calculated as 15% above the midpoint and 15% below the midpoint (the “Valuation Range”), will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for insurance company common stocks. Should any such new developments or changes be material, in our opinion, to the Estimated Pro Forma Market Value of the Company, appropriate adjustments will be made to the Valuation Range. The reasons for any such adjustments will be explained in detail at that time.

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PRO FORMA VALUATION APPRAISAL
II. BUSINESS OF PENN MILLERS
General Overview
     Penn Millers is a Pennsylvania-domiciled, mutual holding company that offers general commercial insurance policies to small and medium-sized businesses and agricultural businesses primarily located in the Mid-Atlantic States, and also in the northeastern, southern and midwestern regions of the United States (the “U.S.”). The Company, which is located in Wilkes-Barre, Pennsylvania, is licensed in 39 U.S. states, but currently limits its agricultural insurance product sales to 33 states and commercial insurance product sales to 8 states. The Company markets its products directly and through a network of more than 450 licensed, independent insurance brokers and agents.
     Penn Millers is subject to examination and comprehensive regulation by the PID. Primary business is written through PMIC with its subsidiary, American Millers Insurance Company (“American Millers”), providing excess-of-loss reinsurance to PMIC for property losses between $450,000 and $500,000. American Millers, which was formed in 1987 to write business in states other than Pennsylvania, was inactive for a number of years. At the request of the PID, the Company began writing reinsurance through American Millers. Penn Millers also relies on reinsurance from other providers such as Swiss Reinsurance, Arch Reinsurance, Hanover Ruckverischerung AG, the Underwriters at Lloyd’s, and Partner Reinsurance Company of the U.S. As of December 31, 2008, Penn Millers had total assets of $220.5 million, total equity of $50.8 million, and approximately 8,900 property and casualty (“P&C”) policies in force. For the fiscal year ended December 31, 2008, Penn Millers had net premiums earned of $78.7 million, total revenue of $78.7 million and a net loss of $4.5 million, which excludes discontinued operations.

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     Penn Millers is managed by an experienced group of executives led by Mr. Doug Gaudet, the President and Chief Executive Officer. Mr. Gaudet has served with Penn Millers since 2005, and has been in the insurance industry for over 30 years. Michael O. Banks, the Company’s Chief Financial Officer, has served in his current position since 2002 and in various other positions in the insurance industry since 1989. On average, each of the Company’s executive officers has more than 20 years of experience in the P&C insurance industry. Other members of the Company’s management team include Harold Roberts (Senior Vice-President, Director of Agribusiness, and Chief Underwriting Officer), William Dine (Vice-President of Commercial Lines Segment), Kevin Higgins (Senior Vice-President, Director of Claims), and Jonathan Couch (Vice-President and Controller).
Corporate History
     Penn Millers was established in 1887 as Pennsylvania Millers Mutual Fire Insurance Company in Huntington, Pennsylvania and wrote insurance for grist mill owners. The Company moved to Wilkes-Barre, Pennsylvania in 1904, and changed its name to Pennsylvania Millers Mutual Insurance Company in 1960. In 1999, Penn Millers demutualized and became a stock insurance company (Penn Millers Insurance Company) within a mutual holding company structure in accordance with a plan approved by the Commonwealth of Pennsylvania and Penn Millers’ policyholders. A “mid-tier” stock holding company was formed (PMHC), and the rights of the policyholders were transferred to the mutual holding company, which became the parent of the reorganized holding company system.
     In 2008, the Company sold substantially all the assets of its non-insurance subsidiary, Penn Software & Technology Services, Inc. and in February, 2009 sold substantially all the assets of its Eastern Insurance Group (“EIG”) subsidiary.

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Below is an organizational chart of the Company and subsidiaries discussed above:
Chart 1
Penn Millers Corporate Organizational Chart
Reasons for the Conversion Offering
     According to the Company’s 2009 Plan (the “PMIC 2009 Plan”), the Company will use the capital generated by the Offering to strengthen its agribusiness and commercial lines business. Specifically, the Company’s goals are to increase writings by enhancing existing products and by adding new agents and brokers and products, such as PennEdge, as discussed later. PMIC’s 2009 Plan indicates that it requires additional capital to support its long-term growth plans during the next “hard market” and the additional capital will enable the Company to maintain its A.M. Best rating as it grows.
     The Company explored many capital raising options including, bank debt, private debt and equity placement, preferred stock and convertible debt, public equity, reinsurance and trust preferred securities. After careful review, the Company determined that its best and most flexible option was to raise the necessary amount of capital through a mutual to stock form

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PRO FORMA VALUATION APPRAISAL
conversion. The Company is pursuing a mutual to stock form conversion so that it can obtain the appropriate amount of capital enabling it to achieve its strategic growth plan. Additional advantages include:
•	value for the policyholders who invest;

•	attracting, retaining and motivating personnel and agents; and

•	enhancing company image and visibility.
Agribusiness Segment
     The Company’s specialty agribusiness segment writes coverage for agricultural enterprises such as manufacturers, processors, and distributors of products for the agricultural industry. Penn Millers does not write property or liability insurance for farms or farming operations unless written in conjunction with an eligible agribusiness operation and does not write any crop insurance or livestock insurance. Based on gross premiums written for the year ended December 31, 2008, the Company’s most significant agribusiness product offerings included fire and allied (32.3% of direct premiums written), automobile (22.6%), general liability (17.5%), workers compensation (14.1%), and product liability (7.9%). There were approximately 1,750 agribusiness policies in force as of December 31, 2008. Penn Millers believes its agribusiness is the third largest policy writer of such business in the U.S. behind Nationwide Agribusiness Insurance Company and Michigan Millers Mutual Insurance Company. Other competitors include Continental Western Insurance Company and Westfield Insurance Company.

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Commercial Lines Segment
     The Company’s commercial lines segment includes product offerings for small- and medium-sized business owners, including workers’ compensation, commercial multi-peril, fire and allied, commercial automobile and general liability. The Company targets retail and service establishments such as dry cleaners, shoe stores, furniture stores, restaurants and apartment buildings. Based on gross premiums written for the year ended December 31, 2008, the Company’s most significant commercial product offerings included commercial multi-peril (31.5% of direct premiums written), workers’ compensation (21.4% of direct premiums written), general liability (15.9% of direct premiums written), fire and allied (13.6% of direct premiums written), and commercial automobile (13.5% of direct premiums written). As of December 31, 2008, there were approximately 7,150 commercial policies in force. Penn Millers commercial segment competes with national insurance companies such as Travelers Companies, Inc. and Hartford Financial Services as well as regional players such as Harleysville Group Inc., Donegal Group Inc. and Cincinnati Financial Corporation.
     In the first quarter of 2009, the Company introduced a new product line within its commercial lines segment (“PennEdge”). PennEdge is a highly customized product designed for larger, more sophisticated business owners, such as wholesale, light manufacturers, hospitality, commercial laundries and dry cleaning, and printers. Management expects PennEdge to increase direct premiums written and increase profitability due to the risk profiles of PennEdge’s customer base.
Reinsurance
     In accordance with insurance industry practice, Penn Millers reinsures a portion of its loss exposure and pays reinsurers a portion of the gross premiums received on all policies

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PRO FORMA VALUATION APPRAISAL
reinsured. Insurance policies written by the Company are reinsured with other insurance companies principally to: (i) reduce net liability on individual risks; (ii) mitigate the effect of individual loss occurrences (including catastrophic losses); (iii) stabilize underwriting results; (iv) decrease leverage; and (v) increase underwriting capacity. The Company’s reinsurance arrangements are placed with America Millers and other non-affiliated reinsurers including Swiss Reinsurance, Arch Reinsurance, Hanover Ruckverischerung AG, the Underwriters at Lloyd’s, and Partner Reinsurance Company of the U.S. Reinsurance arrangements are generally renegotiated annually. Each of Penn Millers’ non-affiliated reinsurance providers have an A.M. Best rating of “A-” or better. Prior to 2008, the Company’s maximum retention per risk was $500,000. In 2008, the Company chose to retain additional premiums, increasing their retention per risk to the first $500,000 of losses, plus 75.0% of all property and liability losses between $500,000 and $1.0 million, and 25.0% of all losses between $1.0 million and $5.0 million. Their maximum risk retention per loss is $1.875 million, excluding catastrophe. Due to the increased per risk retention in 2008, the Company added an aggregate stop loss reinsurance cover which provides 20 points of loss ratio protection in excess of a 72% loss and LAE ratio. For their catastrophe program, the maximum retention is $3.65 million. The net probable maximum catastrophe loss (including reinstatement premium from a one hundred year event) is approximately $4.6 million.
     Due to industry conditions, in 2009 the Company purchased additional catastrophe reinsurance, for a total of $45 million catastrophe protection. The Company also chose to decrease retention levels. In 2009, the Company retained 52.5% of all losses between $500,000 and $1.0 million. In 2009, the Company’s maximum retention per loss decreased from $1.875 million to $762,500, excluding catastrophe.

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Marketing and Distribution
     Penn Millers markets its insurance products directly and through a network of more than 450 independent brokers and agents. Penn Millers actively recruits new agents and brokers through referrals, marketing representative relationships and recruiting campaigns. Independent agents and brokers seek to establish relationships with the Company because of its coverage leadership and the responsive service that it provides to its producers and policyholders. The Company believes it has strong producer relationship management processes in place.
     For 2008, the Company’s largest commercial agent accounted for approximately 4.0% of its direct commercial premiums written and the Company’s top ten commercial agents accounted for approximately 27.9% of direct commercial premiums written. The Company’s top ten commercial lines agents in 2008 included brokers from Creative Coverage, Brown & Brown of Lehigh Valley, John M. Glover Agency, E.A. Boniakowski Agency, Inc., Smith Insurance Inc., Association Benefits Insurance Agency, Masters Coverage Corp., Beskin & Associates, Diversified Insurance and Iroquois Services, Corp.
     In 2008, the Company’s largest agribusiness broker accounted for approximately 19.2% of its direct agribusiness premiums written. The Company’s top ten agribusiness brokers accounted for approximately 51.5% of its direct agribusiness premiums written in 2008. The Company’s top ten agribusiness brokers in 2008 included Arthur J. Gallagher Risk Management, Lamair-Mulock Condon, Carlton Insurance, Grace / Mayer Insurance Agency, Southgroup of Cleveland, Brownlee Agency Inc., Kansas Farmers Service Association, Agri Insurance Business South East, LLC, AG States Group, and IMA of Kansas, Inc.
     The Company’s producers are compensated through a fixed base commission with an opportunity for profit-sharing depending on the producers relative premium volume and

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profitability. According to Company management, the profit-sharing plan is comparable to other market plans. The Company is currently in the process of terminating its relationships with unprofitable and low volume agents.
Underwriting, Risk Assessment, and Pricing
     Penn Millers underwrites its commercial and agribusiness lines by evaluating each risk under consistent standards. The Company’s centralized underwriting operations include manager review of new business quotes and renewal business, as well as senior management review of significant new business quotes above $150,000 in premiums for agribusiness and above $70,000 in premiums for commercial lines. The Company maintains a continuous, standardized rate review process by reporting pricing, profitability, loss ratios by class, and premium trends. The Company’s management represented that its new PennEdge product will create more accurate pricing as it relates to risk selection and mitigating exposure.
Claims Management
     Claims on insurance policies are received directly from the insured or through the Company’s independent producers. Penn Millers currently staffs 14 employees in its claims department. Any settlement of a claim for an amount in excess of $100,000 requires the approval of the claims reserve committee comprised of Mr. Gaudet, Mr. Banks, Mr. Roberts, and Mr. Higgins. According to management, Penn Millers will focus on improving its customer-centric claims culture in the coming years by implementing customer satisfaction surveys and re-tooling its after-hours claims services through the implementation of an integrated voice response system. The Company also plans to implement a claims audit process and implement a workers compensation nurse case management triage program.

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Financial Strength Ratings by A.M. Best
     A.M. Best is a widely recognized rating agency dedicated to the insurance industry. A.M. Best provides ratings (“Best’s Ratings”) that indicate the financial strength of insurance companies. The objective of A.M. Best’s rating system is to provide an independent opinion of an insurer’s financial strength and its ability to meet ongoing obligations to policyholders. The assigned rating is derived from an in-depth evaluation and analysis of a company’s balance sheet strength, operating performance, and business profile. The Best’s Ratings scale is comprised of 15 individual ratings grouped into 9 categories (excluding suspended ratings).
     A.M. Best currently assigns a Best’s Rating of “A-” (Excellent) to PMIC and “B++” (Good) to American Millers, effective June 2, 2008. These ratings are the fourth-and fifth-highest of 15 ratings, respectively. The categories of “Excellent” and “Good” represent the second and third highest of nine categories. Insurance companies rated “A-” are considered by A.M. Best to have “an excellent ability to meet their ongoing obligations” to policyholders and companies rated “B++” are considered by A.M. Best to have “a good ability to meet their ongoing obligations” to policyholders. PMIC and American Millers were both assigned an A- rating in reports as of May 18, 2007 and May 3, 2006. According to A.M. Best, American Millers’ current rating has dropped due to its modest business profile.
     In its most recent ratings report on Penn Millers, A.M. Best cited that the Company’s rating reflects solid capitalization, steps taken to retain a greater portion of direct underwriting profits through a more efficient use of ceded reinsurance, significant presence in the agri-business market segment and strong agency relationships. The report indicated that these positive rating factors were partially offset by the Company’s below average underwriting results driven by a high expense ratio, erratic reserve development and history of large storm losses. The

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Company’s Best’s Rating may be an important factor affecting its ability to attract new business from customers and producers.
     Best Capital Adequacy Ratio (“BCAR”) is the ratio of adjusted surplus to net required capital, as determined by A.M. Best. The Company’s BCAR rating impacts its overall A.M. Best rating and, thus, its ability to write and renew business. In the second-half of 2008, the Company’s portfolio of equity investments declined markedly as a result of the overall deteriorating market conditions. To protect its BCAR rating by preserving capital and eliminating equity market risk, the Company sold its entire equity portfolio and reinvested the proceeds into fixed asset securities during the second-half of 2008.
Financial Condition
     Table 1 presents selected data concerning the Company’s financial position and Exhibit IV-1 presents the Company’s balance sheet as of December 31, 2003 through December 31, 2008.
Table 1
Selected Financial Condition Data
As of December 31, 2006, December 31, 2007 and December 31, 2008
(Dollars in Thousands)

	12/31/2008	12/31/2007	12/31/2006
Balance Sheet Data
Total assets	220,524	219,613	207,768
Total investments and cash	133,873	136,312	126,655
Premiums and fees receivable	31,080	32,489	30,465
Reinsurance receivables	20,637	15,640	18,886

Loss and loss adjustment expense reserves	108,065	95,956	89,405
Unearned premiums	45,322	46,595	43,294
Total liabilities	169,769	158,212	147,238
Total surplus	50,755	61,401	60,530
Total surplus / assets	23.02%	27.96%	29.13%
Source: Penn Millers’ GAAP financial statements.

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     The Company’s total assets increased 5.7% from $207.8 million at December 31, 2006 to $219.6 million at December 31, 2007 and increased 0.4% to $220.5 million at December 31, 2008. From December 31, 2007 to December 31, 2008, reinsurance receivables increased by $5.0 million, deferred income taxes increased by $2.9 million, and cash increased by $1.8 million. These increases were offset by a $4.3 million decline in investment securities, which resulted from a write-down of impaired, equity securities, a $1.4 million decline in premiums and fees receivable and a $3.9 million decline in assets from discontinued operations.
     The Company’s portfolio of investment securities amounted to $121.9 million at December 31, 2008 and constituted 55.3% of total assets. The Company’s investment portfolio amounted to $126.2 million as of December 31, 2007. Exhibit IV-3 presents the Company’s investment portfolio as of December 31, 2006, December 31, 2007, and December 31, 2008. All of the Company’s investment securities are carried at fair value. The Company’s investment objectives are to (a) fund insurance policy liabilities when they are due and (b) maximize enterprise value. In addition, the Company’s investment approach seeks to (a) emphasize bond portfolio interest income rather than realized gains; (b) emphasize long-term appreciation on common stock investments; (c) limit realized losses, and (d) ensure stable surplus growth consistent with the Company’s objective to maintain a high quality portfolio while managing duration to limit interest rate risk.
     Consistent with its investment policy, the Company’s investment portfolio is primarily comprised of fixed-income debt securities. The Company’s fixed-income investment portfolio is professionally managed by an external firm, Conning Asset Management (“CAM”), which is a registered independent investment advisor that specializes in providing investment management

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PRO FORMA VALUATION APPRAISAL
services to the insurance industry. As of December 31, 2008, CAM managed approximately $61.1 billion of assets.
     In the second half of 2008, the Company sold all its equity investments to preserve capital and eliminate further equity market risk. In accordance with the Company’s investment policy, the proceeds from the sale of equity investments were reinvested in fixed income securities. Prior to selling its equity investments, the Company’s equity portfolio was invested in index funds with the majority placed in an S&P 500 based fund.
     As of year-end 2008, Penn Millers’ investments consisted of $25.3 million of mortgage-backed securities, and $96.6 million of other types of fixed-income securities. The current average maturity of the Company’s debt security investments, excluding mortgage-backed securities that are subject to prepayment, was approximately 4.7 years. The current average duration of the mortgage-backed securities portfolio is 5.5 years. The Company’s portfolio of debt securities as of December 31, 2008 was considered investment grade based on third-party ratings agencies. The following chart shows the composition of securities of Penn Millers’ investment portfolio as of December 31, 2008.

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PRO FORMA VALUATION APPRAISAL
Chart 2
Penn Millers’ Investment Portfolio
As of December 31, 2008
Source: Penn Millers’ management.
     Total liabilities increased from $147.2 million at December 31, 2006 to $158.2 million at December 31, 2007, before increasing further to $169.8 million at December 31, 2008. The $11.6 million increase in total liabilities from December 31, 2007 to December 31, 2008 primarily reflected a $12.1 million increase in loss and loss adjustment expense reserves, offset by a $1.3 million decline in unearned premiums.
     Penn Millers had $1.7 million of borrowed debt outstanding as of December 31, 2007 and $2.4 million of borrowed debt outstanding as of December 31, 2008, of which $1.7 million and $1.4 million at December 31, 2007 and December 31, 2008, respectively, represented long-term debt originated to fund the acquisition of GSR and EIG. The Company intends to retire the long-term debt with the proceeds from the sale of EIG. This term loan matures in 2010 and is subject to certain covenants and restrictions, including limitations on additional borrowing arrangements, encumbrances, and sales of assets. As of December 31, 2008, the Company also had $950,000 of borrowings under a line of credit.

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PRO FORMA VALUATION APPRAISAL
     The Company’s total surplus, as measured under generally accepted accounting principles (“GAAP”), increased modestly from $60.5 million in 2006 to $61.4 million in 2007 as a result of profitable operating results. The Company’s total surplus declined from $61.4 million at year-end 2007 to $50.8 million at December 31, 2008. The decline was attributable primarily to unprofitable operating results, realized investment losses, and a goodwill write-down related to discontinued operations. The Company’s ratio of total surplus to total assets decreased from 28.0% at December 31, 2007 to 23.0% at December 31, 2008. The combination of decreased equity capital and increased asset totals has contributed to the recent decline of the Company’s surplus to total assets ratio. Additionally, as shown in the following chart, the Company’s return on average assets (“ROAA”) and return on average equity (“ROAE”) have declined during the past several years.
Chart 3
Penn Millers ROAA and ROAE
For the Year Ended December 31, 2003 to December 31, 2008
Source: Curtis calculation based on Penn Millers’ GAAP financial statements.
Income and Expense Trends
     Table 2 displays the Company’s earnings results and selected operating ratios for 2006, 2007 and 2008. Exhibit IV-2 displays the Company’s annual income statements for 2003

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PRO FORMA VALUATION APPRAISAL
through 2008. Penn Millers’ operating results are influenced by factors affecting the P&C insurance industry in general. The performance of the P&C insurance industry is subject to significant variations due to competition, weather, catastrophic events, regulation, general economic conditions, judicial trends, fluctuations in interest rates, and other factors.
Table 2
Selected Operating Performance Data
For the Year Ended December 31, 2006, December 31, 2007 and December 31, 2008
(Dollars in Thousands)

	2008	2007	2006
REVENUE

Premiums earned	$78,737	$70,970	$64,645
Investment income, net of investment expense	5,335	5,324	4,677
Realized investment (losses) gains, net	(5,819)	(702)	349
Other revenue	411	508	345

Total revenue	78,664	76,100	70,016

LOSSES AND EXPENSES

Losses and loss adjustment expenses	57,390	49,783	43,766
Underwriting and administrative expenses	26,562	24,163	23,296
Interest expense	184	125	222
Other expenses, net	365	184	314

Total losses and expenses	84,501	74,255	67,598

Income from continuing operations	(5,837)	1,845	2,418

Income taxes expense (benefit)	(1,378)	396	506

Net income (loss) from continuing operations	(4,459)	1,449	1,912

Discontinued Operations:
Pre-tax (loss) income on discontinued ops	(3,090)	(489)	292
Income tax (benefit) expense	(170)	(126)	124

(Loss) income on discontinued ops	(2,920)	(363)	168

Net income	(7,379)	1,086	2,080

Operating Ratios
Loss ratio (a)	72.9%	70.1%	67.7%
Expense ratio (b)	33.7%	34.0%	36.0%
Combined ratio (c)	106.6%	104.2%	103.7%

Notes:

(a)	Losses and loss adjustment expenses divided by premiums earned.

(b)	Underwriting and administrative expenses divided by premiums earned.

(c)	Sum of the loss ratio and the expense ratio.
Source: Audited financial reports prepared by the management of the Company and audited by KPMG. Statutory financials provided in Exhibit V.

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PRO FORMA VALUATION APPRAISAL
     Penn Millers’ total revenue grew from $70.0 million in 2006 to $78.7 million in 2008, excluding revenue from discontinued operations. Net premiums earned grew from $64.6 million in 2006 to $78.7 million in 2008, representing a compound annual growth rate of 10.4%. Realized investment losses of $5.8 million in 2008, caused by recent financial markets activity, had a negative impact on total revenue growth and net income. Including discontinued operations, Penn Millers experienced a net loss of $7.4 million in 2008 as compared to net income of $1.1 million for 2007 and $2.1 million in 2006. On February 2, 2009, the Company completed the sale of EIG to Eastern Insurance Acquisition Agency, LLC for approximately $3.4 million. Performance results of EIG have been classified as discontinued operations in Penn Millers’ historical financial statements.
     A key measurement of the core profitability of any insurance company for a given period is its combined ratio, which is equal to the sum of its loss ratio and its expense ratio. However, investment income, federal income taxes and other non-underwriting income or expense are not reflected in the combined ratio. The profitability of P&C insurance companies depends on income from underwriting, investment, and service operations. Underwriting results are considered profitable when the combined ratio is under 100% and unprofitable when the combined ratio is over 100%.
     Underwriting and administrative expenses increased from $23.3 million in 2006 to $26.6 million in 2008. As a percent of earned premium revenue, the Company’s expense ratio has decreased steadily from 36.0% in 2006 to 33.7% in 2008. The loss ratio increased from 67.7% in 2006 to 72.9% in 2008, resulting in a combined ratio that increased from 103.7% in 2006 to 106.6% in 2008. According to management, Penn Millers experienced unusually high

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PRO FORMA VALUATION APPRAISAL
     losses in 2007 and 2008. As shown in the following chart, since 2003, Penn Millers’ combined ratio has ranged from 103.7% to 107.3%.
Chart 4
Penn Millers Combined Ratio Composition
For the Year Ended December 31, 2003 to December 31, 2008
Source: Penn Millers GAAP financial statements. Statutory ratios provided in Exhibit V.
     Net investment income increased from $4.7 million in 2006 to $5.3 million in 2007 and remained flat in 2008. Net realized investment gains decreased from $349,000 in 2006 to negative $702,000 in 2007, and decreased further to negative $5.8 million in 2008. This decrease in net realized gains was mostly attributable to the sale of the Company’s portfolio of equity securities. As discussed further in the Industry Fundamentals Section of this report, the recent crisis in the financial markets has had an industry-wide effect on insurance companies’ investment portfolios.
     The Company’s commercial lines segment has remained unprofitable over the past three years but net premiums earned grew from $26.8 in 2006 to $29.3 million in 2007, representing a growth rate of 9.3%, before further growing to $31.8 million in 2008. Losses and loss adjustment expenses grew from 65.5% of net premiums earned in 2006 to 80.1% of net

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PRO FORMA VALUATION APPRAISAL
premiums earned in 2008, which was the primary driver behind segment losses from the Company’s commercial lines business. Commercial losses totaled $5.3 million in 2008.
Chart 5
Penn Millers Commercial Lines Net Premiums Written and Loss Ratio
For the Years Ended December 31, 2006, December 31, 2007, and December 31, 2008
Source: Penn Millers financial statements.
     The Company’s agribusiness segment broke even in 2006, was profitable in 2007, and marginally profitable in 2008. Net premiums earned grew from $35.9 in 2006 to $40.2 million in 2007, representing a growth rate of 12.1%, before further growing to $45.3 million in 2008. Losses and loss adjustment expenses grew from 66.3% of net premiums earned in 2006 to 68.7% of net premiums earned in 2008, which was the primary driver behind segment losses from the Company’s agribusiness. Agribusiness income totaled $111,000 in 2008.
Chart 6
Penn Millers Agribusiness Net Premiums Written and Loss Ratio
For the Year Ended December 31, 2006, December 31, 2007, and December 31, 2008
Source: Penn Millers financial statements.

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PRO FORMA VALUATION APPRAISAL
     The Company exited the personal lines business in 2004. Expenses related to the personal lines amounted to approximately $100,000 in each of 2006 and 2007 and in 2008 the Company recognized income of $335,000. The Company’s assumed reinsurance business relates primarily to its participation in various involuntary pools and associations and the run-off of the Company’s participation in voluntary reinsurance agreements that have been terminated. Assumed reinsurance accounted for 3.0% of net premiums written in 2006, 2.0% of net premiums written in 2007 and 2.1% of net premiums written in 2008. Assumed reinsurance was not profitable in 2006 or 2007 and resulted in $47,000 of underwriting loss in 2008.
     Penn Millers ceded $17.6 million, $21.2 million and $18.7 million of gross written premiums to reinsurers for the years ended December 31, 2008, 2007 and 2006, respectively. The 2008 decrease was a result of Penn Millers retaining additional premiums written.
     Table 3 provides operating performance segment data for the Company for the years ended December 31, 2006, 2007 and 2008.

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PRO FORMA VALUATION APPRAISAL
Table 3
Segment Operating Performance Data
For the Years Ended December 31, 2006, December 31, 2007 and December 31, 2008
(Dollars in Thousands)

	For the twelve month period ended December 31, 2008
							As a % of Total
	Agri	Commerical	Personal	Assumed	Total	Agri	Comm	Pers	Assum

Direct premiums written	$57,281	$37,458	$0	$245	94,984	60.3%	39.4%	0.0%	0.3%

Net premiums written	45,110	30,632	0	1,625	77,367	58.3%	39.6%	0.0%	2.1%

Net premiums earned	45,298	31,805	0	1,634	78,737	57.5%	40.4%	0.0%	2.1%

Losses and loss adjustment expenses	31,137	25,480	(335)	1,108	57,390	54.3%	44.4%	-0.6%	1.9%
Other underwriting expenses	13,848	11,371	0	574	25,793	53.7%	44.1%	0.0%	2.2%

Total losses and expenses	44,985	36,851	(335)	1,682	83,183	54.1%	44.3%	-0.4%	2.0%

Underwriting income (loss)	313	(5,046)	335	(48)	(4,446)	-7.0%	113.5%	-7.5%	1.1%

	For the year ended December 31, 2007
							As a % of Total
	Agri	Commerical	Personal	Assumed	Total	Agri	Comm	Pers	Assum

Direct premiums written	$55,965	$37,860	$0	$248	94,073	59.5%	40.2%	0.0%	0.3%

Net premiums written	41,402	31,266	0	1,450	74,119	55.9%	42.2%	0.0%	2.0%

Net premiums earned	40,245	29,260	0	1,464	70,970	56.7%	41.2%	0.0%	2.1%

Losses and loss adjustment expenses	27,313	20,570	94	1,806	49,783	54.9%	41.3%	0.2%	3.6%
Other underwriting expenses	12,491	10,603		561	23,656	52.8%	44.8%	0.0%	2.4%

Total losses and expenses	39,804	31,173	94	2,367	73,439	54.2%	42.4%	0.1%	3.2%

Underwriting income (loss)	441	(1,913)	(94)	(903)	(2,469)	-17.9%	77.5%	3.8%	36.6%

	For the year ended December 31, 2006
							As a % of Total
	Agri	Commerical	Personal	Assumed	Total	Agri	Comm	Pers	Assum

Direct premiums written	$51,874	$32,365	$0	$305	84,544	61.4%	38.3%	0.0%	0.4%

Net premiums written	38,350	27,144	0	2,030	67,525	56.8%	40.2%	0.0%	3.0%

Net premiums earned	35,889	26,761	0	1,995	64,645	55.5%	41.4%	0.0%	3.1%

Losses and loss adjustment expenses	23,795	17,531	98	2,342	43,766	54.4%	40.1%	0.2%	5.4%
Other underwriting expenses	12,092	9,908	0	661	22,661	53.4%	43.7%	0.0%	2.9%

Total losses and expenses	35,887	27,439	98	3,004	66,428	54.0%	41.3%	0.1%	4.5%

Underwriting income (loss)	2	(678)	(98)	(1,008)	(1,782)	-0.1%	38.0%	5.5%	56.6%
Source: Penn Millers financial statements.
     Table 4 presents additional gross premium data for the Company’s agribusiness and commercial lines segments for the years ended December 31, 2007 and December 31, 2008.

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PRO FORMA VALUATION APPRAISAL
Table 4
Agribusiness and Commercial Lines Segment Gross Premium Data
For the Year Ended December 31, 2007 and December 31, 2008
(Dollars in Thousands)

	Agribusiness		Commerical Lines
	2008	2007	2008	2007
Direct premiums written:
Fire and Allied	18,504	$17,796	5,097	$5,482
Inland	2,166	2,302	281	247
Workers Compensation	8,064	7,394	8,031	7,716
General Liability	10,048	9,379	5,949	5,425
Product Liability	4,529	3,990	334	254
Surety	19	18	—	—
Burglary	161	166	38	42
Boiler and Machinery	871	866	850	768
Auto	12,919	14,055	5,068	4,914
Commercial Multi-Peril	—	—	11,782	12,987
Earthquake	—	—	27	27

Total	57,281	55,965	37,458	37,860

(% of Total Premiums)
Direct premiums written:
Fire and Allied	32.3%	31.8%	13.6%	14.5%
Inland	3.8%	4.1%	0.7%	0.7%
Workers Compensation	14.1%	13.2%	21.4%	20.4%
General Liability	17.5%	16.8%	15.9%	14.3%
Product Liability	7.9%	7.1%	0.9%	0.7%
Surety	0.0%	0.0%	0.0%	0.0%
Burglary	0.3%	0.3%	0.1%	0.1%
Boiler and Machinery	1.5%	1.5%	2.3%	2.0%
Auto	22.6%	25.1%	13.5%	13.0%
Commercial Multi-Peril	0.0%	0.0%	31.5%	34.3%
Earthquake	0.0%	0.0%	0.1%	0.1%

Total	100.0%	100.0%	100.0%	100.0%

Source: Penn Millers GAAP financial data.
     Fire and allied gross premiums written, the largest component of the Company’s agribusiness segment, increased by 4.0% to $18.5 million in 2008, compared to $17.8 million in 2007. Direct commercial multi-peril gross premiums written, the largest component of the Company’s commercial lines segment, decreased by 9.3% to $11.8 million in 2008, compared to $13.0 million in 2007 due to declining prices. The chart below shows the Company’s composition of direct premiums written, by line of business, for the year ended December 31, 2008.

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PRO FORMA VALUATION APPRAISAL
Chart 7
Agribusiness and Commercial Lines Composition of Gross Premiums Written
For the Year Ended December 31, 2008
Source: Penn Millers financial data.

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PRO FORMA VALUATION APPRAISAL
III. INDUSTRY FUNDAMENTALS
     The P&C insurance industry fluctuates between “soft markets” characterized by declining premiums, pricing and excess underwriting capacity, and “hard markets” characterized by increasing premium rates and shortages of underwriting capacity. During hard markets, P&C coverage can be more difficult to find due to premium price increases and insurers exiting marginally profitable business lines. During soft market conditions, premium rates are at best stagnant and P&C insurance coverage is readily available to insureds. The P&C insurance industry is currently experiencing a soft market. The following chart shows the cyclical nature of the industry over the past thirteen years. As mentioned earlier in this report and shown below, Penn Millers has been able to increase revenue above industry averages during hard market conditions.
Chart 8
Historical Net Premiums Written Growth
Source: Penn Millers’ management.

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PRO FORMA VALUATION APPRAISAL
     The P&C industry includes insurers ranging from large, diverse, global companies to small, specialized regional companies. Often times, smaller insurance companies compete with many insurance companies with substantially greater financial resources, more advanced technology, larger volumes of business, more diversified insurance coverage, broader ranges of projects, and higher ratings. Insurance companies compete on the sale of products to customers and recruitment and retention of agents. Larger insurers may have certain competitive advantages over smaller regional companies, including increased name recognition, increased loyalty of their customer base, greater efficiencies and economies of scale and lower policy acquisition costs.
     According to a March 9, 2009 article from SNL Financial, statutory results released thus far for the domestic P&C industry for full year 2008 were adversely impacted by increasing capital and underwriting losses, challenged top-line growth and diminishing surplus positions. The industry’s combined ratio was 102.69% for 2008, up from a combined ratio of 93.63% for FY 2007. Net premiums written declined by approximately 0.8% from $360.4 billion in 2007 to $357.7 billion for 2008. Further, realized capital losses totaled $11.54 billion in 2008 versus realized capital gains for 2007 of $4.61 billion. Of the $11.5 billion in 2008 capital losses, $6.32 billion were realized in Q4 2008. As a result, surplus for reporting entities declined by a combined 8.7%, which more than erased aggregate surplus gains achieved by the same entities of 7.6% from 2006 to 2007.
     The Insurance Services Office (“ISO”) Property Claim Services unit reported in January 2009 that U.S. catastrophe losses totaled $25.2 billion in 2008, the fourth highest yearly total during the past decade.

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PRO FORMA VALUATION APPRAISAL
     SNL reports that despite adverse conditions, underwriting and capital losses do not appear to be sufficient to offset investment income and send the industry as a whole to a net loss. Of the approximately 2,200 entities having reported full year 2008 results, 1,600 reported a net profit, although only about 600 recorded year-over-year increases in profitability.
     SNL reports the poor equity and bond market conditions that adversely impacted the P&C industry, combined with ongoing soft market conditions for primary insurers, are expected to continue to suppress the industry’s performance during Q1 2009.
     Fitch, Inc. (“Fitch”) downgraded the United States P&C industry from a stable to negative rating outlook in October 2008 primarily reflected the fallout from significant deterioration in the global financial markets, and the adverse impact on insurers’ balance sheets and financial flexibility. According to Fitch, the downgrade reflects the significant falls in the global credit and equity markets, and unprecedented market volatility and uncertainty. Declining market value of investment holdings has lead to significant declines in economic capitalization and profitability. Furthermore, ongoing market volatility creates the potential for further reductions in capital as market values decline and additional impairments are recognized.
     According to Fitch, the P&C insurance industry has fared better than other financial services sectors. Unlike life insurance companies, non-life, or P&C companies generally have minimal liquidity exposure as their products are not deposit-based or linked to institutional funding. However, P&C companies do face pressures from declining investment (and capital) values, intense competition and soft premium rates in many lines of business. According to Fitch, these factors along with the general deterioration of underwriting results and expected reductions in reserve releases as compared to recent years could ease the “softening” trend in pricing.

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PRO FORMA VALUATION APPRAISAL
     For the remainder of 2009, Fitch anticipates: underwriting results, excluding the impact of catastrophe losses, to further deteriorate; unfavorable investment performance to continue due to low portfolio yields; ongoing recognition of realized losses from 2008 market movements; and additional credit-related losses as the economic recession unfolds.

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PRO FORMA VALUATION APPRAISAL
IV. COMPARISONS WITH PUBLICLY-TRADED COMPANIES
General Overview
     Curtis considered several established valuation methodologies for this Appraisal, including the discounted cash flow approach, cost approach, and comparative market approach. The comparative market approach was chosen to determine the Estimated Pro Forma Market Value of PMMHC because: 1) it has been widely accepted as a valuation approach by applicable regulatory authorities; 2) where possible, the generally employed valuation method in initial public offerings is the comparative market approach, which can also be relied upon to determine the Estimated Pro Forma Market Value of an insurance company mutual-to-stock conversion; and 3) reliable market and financial data are readily available for most comparable companies.
     The comparable market approach provides a basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of comparable companies. The comparable market approach measures the value of an asset through an analysis of recent sales or offerings of property sharing valuation characteristics with the subject company. When applied to the valuation of equity interests, consideration is given to the financial condition and operating performance of the company being appraised relative to those of publicly-traded companies, or recently acquired companies operating in the same or similar lines of business. These companies are potentially subject to similar economic, environmental and political factors and considered to be reasonable investment alternatives. Publicly-traded companies provide indications of value of a freely-traded minority interest (i.e. non-control).
     The comparable market approach derives valuation benchmarks from the trading patterns of selected comparable companies that, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution

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PRO FORMA VALUATION APPRAISAL
in a mutual-to-stock conversion offering. In this chapter, our valuation analysis focuses on the selection and comparison of the Company with a comparable group of publicly-traded insurance companies. Chapter V discusses market value adjustments (both discounts and premiums) to account for actual differences between PMMHC and the comparable group of companies discussed below.
Selection Criteria
     When applying the comparative market approach, the appraiser would ideally utilize companies identical to PMMHC in terms of lines of business, growth, profitability, earnings, and the publicly-held structure. Since there are no companies identical to PMMHC, we selected a peer group of publicly-traded P&C insurance companies that share valuation characteristics with Penn Millers (the “Comparable Group”). Selected market price and financial performance data for P&C insurance companies listed on the New York and American Stock Exchanges or traded on the NASDAQ Stock Market are shown in Exhibit VI as compiled from data obtained from SNL Financial LC (“SNL Financial”), a leading provider of financial and market data focused on financial services industries and Capital IQ, Inc. (“Capital IQ”), a provider of financial and market data. Several criteria, discussed below, were used to select the individual members of the Comparable Group from the overall universe of the publicly-traded P&C insurance segment (“Public P&C Insurance Group”). Generally, we considered operating characteristics, marketability of stocks, and liquidity in our selection process.
     Operating Characteristics: A company’s operating characteristics affect investors’ expected rates of return on a company’s stock under various business and economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle,

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PRO FORMA VALUATION APPRAISAL
include financial variables such as profitability, capitalization, growth, risk exposure, liquidity, and other factors such as lines of business and management strategies.
     Marketability of a stock: Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security.
     Liquidity: Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations. We eliminated from the selection process companies with market prices that were materially influenced by publicly-announced or widely rumored acquisitions.
     Specifically, in determining the Comparable Group, we focused primarily on size, profitability, and market segment. To obtain a meaningful Comparable Group, we broadened the size criterion to encompass what we believed to be a meaningful number of companies. In addition, due to ongoing consolidation activity within the insurance industry, we sought to include a sufficient number of companies in the event that one or more of the Comparable Companies are subsequently subject to an acquisition prior to completion of the Offering.
     We focused on the lower quartile of the Public P&C Insurance Group based on asset size and market capitalization metrics. Our selection criteria are summarized below:
•	Publicly-traded — stock-form insurance company whose shares are traded on New York Stock Exchange, American Stock Exchange, or NASDAQ Stock Market.

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PRO FORMA VALUATION APPRAISAL
•	Market segment — insurance companies whose primary market segment is listed as P&C by SNL Financial.

•	Current financial data — publicly reported financial data for the twelve months ended December 31, 2008 (the “LTM Period”).

•	Asset size — total assets less than $1.2 billion.

•	Profitability — return on average equity (“ROE”) less than 20.0%.
     After applying the above criteria, the screening process yielded twenty-two companies. Eight of these companies (Affirmative Insurance Holdings, Inc., American Safety Insurance Holdings, Ltd., American Physicians Services Group, Inc, American Physicians Capital, Inc, Amerisafe, Inc, Castlepoint Holdings, Inc, Hilltop Holdings, Inc, and FPIC Insurance Group, Inc.) were excluded from the Comparable Group due to their concentrated business activity in specialized products whose lines of business were not comparable to Penn Millers and/or the specialty nature of their business yielded above average profitability.
          A general operating summary of the fourteen companies selected for the Comparable Group is presented below.

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PRO FORMA VALUATION APPRAISAL
Table 8
General Operating Summary of the Comparable Group
As of the LTM Period

				Total Assets	Total Equity	Equity /
	Ticker	Exchange	State	($000)	($000)	Assets

Penn Millers	NA	NA	PA	$220,524	$50,755	23.0%

Comparable Group Mean	NA	NA	NA	637,505	192,477	31.5%
Comparable Group Median	NA	NA	NA	673,365	171,743	30.5%

Comparable Group
21st Century Holding Company	TCHC	NASDAQ	FL	197,110	76,231	38.7%
Baldwin & Lyons, Inc.	BWINB	NASDAQ	IN	777,743	330,067	42.4%
CRM Holdings, Ltd.	CRMH	NASDAQ		444,192	108,860	24.5%
Donegal Group Inc.	DGICA	NASDAQ	PA	880,109	363,584	41.3%
Eastern Insurance Holdings, Inc.	EIHI	NASDAQ	PA	377,311	138,137	36.6%
EMC Insurance Group Inc.	EMCI	NASDAQ	IA	1,108,099	282,916	25.5%
First Mercury Financial Corporation	FMR	NYSE	MI	943,653	261,637	27.7%
Hallmark Financial Services, Inc.	HALL	NASDAQ	TX	538,398	179,412	33.3%
Mercer Insurance Group, Inc.	MIGP	NASDAQ	NJ	568,986	137,270	24.1%
National Interstate Corporation	NATL	NASDAQ	OH	990,812	216,074	21.8%
National Security Group, Inc.	NSEC	NASDAQ	AL	124,890	34,648	27.7%
NYMAGIC, INC.	NYM	NYSE	NY	946,476	164,073	17.3%
SeaBright Insurance Holdings, Inc.	SBX	NYSE	WA	842,687	324,813	38.5%
Unico American Corporation	UNAM	NASDAQ	CA	184,603	76,958	41.7%
Source: Penn Millers’ GAAP financial statements; SNL Financial.
     The Comparable Group includes five companies with total assets less than $500 million and three below $250 million (21st Century Holding Company, National Security Group, Inc., and Unico American Corporation) in total assets. In addition, two of the insurance companies, Donegal Group, Inc. and Eastern Insurance Holdings, Inc., are headquartered in Pennsylvania, while another, Mercer Insurance Group, Inc. is based in New Jersey with an insurance subsidiary domiciled and generating a significant portion of its business in Pennsylvania. Two of these companies, National Interstate Corporation and First Mercury Financial Corporation, offer niche and/or underserved products in the commercial sector. Additionally, many of the Comparable Group companies completed an initial public offering within the past several years and two companies, Eastern Insurance Holdings, Inc. and Mercer Insurance Group, Inc., specifically completed mutual-to-stock conversion offerings.

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PRO FORMA VALUATION APPRAISAL
     While none of these companies are exactly identical to Penn Millers, we believe that the chosen Comparable Group on the whole provides a meaningful basis of financial comparison for valuation purposes.
Summary Profiles of the Comparable Group Companies1
21st Century Holding Company (NASDAQ: TCHC)
     21st Century Holding Company (“21st Century”), an insurance holding company, engages in insurance underwriting, distribution, and claims process primarily in the United States. The company underwrites homeowners’ insurance that protects an owner of real and personal property against the causes of loss to the property; commercial general liability insurance for approximately 250 classes of artisan and mercantile trades, habitational exposures, and various special events; personal and commercial automobile insurance; and flood insurance products. It also processes claims made by third-party insureds; and provides premium financing through its distribution network of general and independent agents. The company was founded in 1991 and is based in Lauderdale Lakes, Florida.
Baldwin & Lyons, Inc. (NASDAQ: BWINB)
     Baldwin & Lyons, Inc. (“Baldwin & Lyons”), through its subsidiaries, engages in marketing and underwriting property and casualty insurance in the United States, Canada, and Bermuda. It offers fleet trucking insurance products to companies in the motor carrier industry, which include casualty insurance, such as motor vehicle liability, physical damage, and other liability insurance; workers’ compensation insurance; specialized accident, such as medical and

[1]	Comparable Company business descriptions sourced from company 10-K filings and Capital IQ.

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PRO FORMA VALUATION APPRAISAL
indemnity insurance for independent contractors; fidelity and surety bonds; and cargo insurance. The company also offers various services, including risk surveys and analyses; government compliance assistance; loss control and cost studies; claims handling; and research, development, and consultation in connection with new insurance programs, including development of computerized systems to assist in monitoring accident data. In addition, Baldwin & Lyons accepts cessions and retrocessions from selected insurance and reinsurance companies, principally reinsuring against catastrophes. Further, it markets private passenger automobile liability and physical damage coverages to individuals; commercial automobile liability, physical damage, and cargo insurance to truck owner-operators. Baldwin & Lyons sells its products through a network of independent agents. The company was founded in 1930 and is based in Indianapolis, Indiana.
CRM Holdings Ltd. (NASDAQ: CRMH)
     CRM Holdings, Ltd. (“CRM”), thorough its subsidiaries, provides workers’ compensation insurance products and services. Its primary insurance segment offers workers’ compensation insurance to employers in California, Arizona, Florida, Nevada, New Jersey, and New York through independent insurance brokers and agents; and excess and frequency coverage policies to self-insured entities. The company’s Reinsurance segment includes the reinsurance of workers’ compensation coverage written by other insurance companies and self-insured entities. This segment offers excess of loss and quota share reinsurance products. Its Fee-Based Management Services segment includes the offering of various management services to self-insured groups in California and New York under fee-for-service arrangements. It provides the groups with a range of services, including general management, underwriting, risk

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assessment, medical bill review and case management, general record keeping, and regulatory compliance, as well as safety and loss control services to group members. The company also acts as an insurance broker by placing excess and frequency insurance coverage and surety bonds for the groups. CRM is based in Hamilton, Bermuda.
Donegal Group, Inc. (NASDAQ: DGICA)
     Donegal Group, Inc. (“Donegal”), through its subsidiaries, provides personal and commercial property and casualty lines of insurance to businesses and individuals in the United States. Its personal lines of insurance products include private passenger automobile, which provides protection against liability for bodily injury and property damage arising from automobile accidents, and protection against loss from damage to automobiles owned by the insured; and homeowners insurance that provides coverage for damage to residences and their contents from a range of perils, including fire, lightning, windstorm, and theft, as well as covers liability of the insured arising from injury to other persons or their property. The company’s commercial lines of insurance products comprise commercial multi-peril policies; workers’ compensation policies, which provide benefits to employees for injuries sustained during employment; and commercial automobile policies that provide protection against liability for bodily injury and property damage arising from automobile accidents, and protection against loss from damage to automobiles owned by the insured. The company markets its products through approximately 2,000 independent insurance agencies. Donegal was founded in 1986 as a downstream holding company by Donegal Mutual Insurance Company, which currently holds approximately 65.4% of the aggregate voting power of both classes of Donegal’s common stock. The company is headquartered in Marietta, Pennsylvania.

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PRO FORMA VALUATION APPRAISAL
Eastern Insurance Holdings, Inc. (NASDAQ: EIHI)
     Eastern Insurance Holdings, Inc. (“Eastern”), through its subsidiaries, offers workers’ compensation and group benefits insurance and reinsurance products in the United States. Its Workers’ Compensation Insurance segment provides workers’ compensation products, including guaranteed cost policies, policyholder dividend policies, retrospectively-rated policies, large deductible policies, and alternative market products, and large deductible policies to employers primarily in Pennsylvania, Maryland, and Delaware. The company’s Segregated Portfolio Cell Reinsurance segment offers program design, fronting, claims administration, risk management, segregated portfolio cell rental, investment, and segregated portfolio management services. Its Group Benefits Insurance segment provides dental, short and long-term disability, and term life insurance products. The company’s Specialty Reinsurance segment assumes business through its participation in reinsurance treaties with an unaffiliated insurance company related to an underground storage tank program and a non-hazardous waste transportation product. Eastern is headquartered in Lancaster, Pennsylvania.
EMC Insurance Group, Inc. (NASDAQ: EMCI)
     EMC Insurance Group, Inc. (“EMC Insurance”), through its subsidiaries, provides property and casualty insurance and reinsurance products in the United States. It operates through two segments, Property and Casualty Insurance, and Reinsurance. The Property and Casualty Insurance segment underwrites commercial and personal lines of property and casualty insurance. Its commercial lines of property and casualty insurance products include automobile, property, workers’ compensation, and liability insurance, as well as other insurance products that provide protection with respect to burglary and theft loss, aircraft, marine, fidelity and surety

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PRO FORMA VALUATION APPRAISAL
bonds, and other losses. This segment’s personal lines of property and casualty insurance products comprise automobile, property, and liability insurance. The Reinsurance segment underwrites property and casualty, property, crop, casualty, marine/aviation, and surety reinsurance for other insurers and reinsurers. EMC Insurance sells its products to small and medium-sized businesses, institutions, and individual customers through independent insurance agents. The company was founded in 1974 and is based in Des Moines, Iowa. EMC Insurance Group, Inc. is a subsidiary of Employers Mutual Casualty Company, which owns approximately 59.1% of EMC Insurance common stock.
First Mercury Financial Corporation (NYSE: FMR)
     First Mercury Financial Corporation (“First Mercury”), together with its subsidiaries, provides property and casualty insurance products and services to the specialty commercial insurance markets in the United States. The company underwrites and provides general liability insurance for the security industry, including security guards and detectives, alarm installation and service businesses, and safety equipment installation and service businesses. It also operates a wholesale insurance agency, which produces commercial lines business on an excess and surplus lines basis for non-affiliated insurers. In addition, the company provides underwriting, claims, and other insurance services to third parties through its insurance services business; third party administration services for risk sharing pools of governmental entity risks, including underwriting, claims, loss control, and reinsurance services. It markets its insurance policies through a network of wholesale and retail insurance brokers under CoverX brand name. First Mercury Financial Corporation was founded in 1973 and is headquartered in Southfield,

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Michigan with additional offices in Chicago, Illinois; Dallas, Texas; Boston, Massachusetts; Irvine, California; and Atlanta, Georgia.
Hallmark Financial Services, Inc. (NASDAQ: HALL)
     Hallmark Financial Services, Inc. (“Hallmark”), through its subsidiaries, engages in marketing, distributing, underwriting, and servicing property and casualty insurance products for businesses and individuals in the United States. The company offers standard commercial insurance products, such as commercial automobile, general liability, umbrella, commercial property, commercial multi-peril, and business owner’s insurance products; excess and surplus lines of commercial insurance; and general aviation insurance products. It also provides non-standard personal automobile insurance products, such as personal automobile liability and personal automobile physical damage insurance; and claims management services. Hallmark markets its products through independent general agents, retail agents, and specialty brokers. The company was founded in 1987 and is headquartered in Fort Worth, Texas.
Mercer Insurance Group, Inc. (NASDAQ: MIGP)
     Mercer Insurance Group, Inc. (“Mercer”), through its subsidiaries, provides property and casualty insurance products for individuals, and small and medium-sized businesses. It offers commercial multi-peril policies for apartment building owners, condominium associations, business owners who lease their buildings to tenants, mercantile business owners, and offices with owner and tenant occupancies; commercial automobile policies for trucks used in business, company-owned private passenger type vehicles, church vans, funeral director vehicles, and farm labor buses; and other liability policies that cover premises and products liability exposures, and

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PRO FORMA VALUATION APPRAISAL
vacant land and habitational risks for carpenters, painters, and electricians. The company also writes workers’ compensation policies; surety insurance for contract and subdivision bonds, and miscellaneous license and permit bonds; and fire, allied lines, and inland marine insurance. In addition, it provides homeowners and private passenger automobile insurance coverages. It has operations in Arizona, California, Nevada, New Jersey, New York, Pennsylvania, and Oregon. Mercer markets its products through a network of independent agents, as well as through Internet and direct mail. The company was founded in 1844 and is headquartered in Pennington, New Jersey.
National Interstate Corporation (NASDAQ: NATL)
     National Interstate Corporation (“National Interstate”), through its subsidiaries, operates as a specialty property and casualty insurance company in the United States, the District of Columbia, and the Cayman Islands. It underwrites and sells traditional and alternative property and casualty insurance products primarily to the passenger transportation industry and the trucking industry; general commercial insurance to small businesses in Hawaii and Alaska; and personal insurance to owners of recreational vehicles, commercial vehicles, and watercraft in the United States. The company provides truck and passenger transportation alternative risk insurance products; and commercial auto liability, general liability, physical damage, and motor truck cargo coverage for truck and passenger operators, as well as offers coverage for campsite liability, vehicle replacement coverage, and coverage for trailers, golf carts, and campsite storage facilities. It also provides companion personal auto coverage to recreational vehicle policyholders. National Interstate offers its products through various distribution channels, including independent agents and brokers, affiliated agencies, and agent Internet initiatives. The

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company was founded in 1989 and is headquartered in Richfield, Ohio. National Interstate is a subsidiary of Great American Insurance Company.
National Security Group, Inc. (NASDAQ: NSEC)
     The National Security Group, Inc. (“National Security”), through its subsidiaries, provides property and casualty, and life insurance products and services in the United States. It writes personal lines coverage, including dwelling fire and windstorm, homeowners, mobile homeowners, and personal non-standard automobile lines of insurance. The company also offers a line of life, accident and health, supplemental hospital, and cancer insurance products. National Security operates its business in the states of Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, Oklahoma, South Carolina, Tennessee, and West Virginia, as well as on a surplus lines basis in the states of Louisiana, Missouri, and Texas. It offers its products and services through a field force of agents and career agents, as well as through a network of independent agents. The company was founded in 1947 and is based in Elba, Alabama.
NYMAGIC, Inc. (NYSE: NYM)
     NYMAGIC, INC. (“NYMAGIC”), through its subsidiaries, engages in the ownership and operation of insurance companies, risk bearing entities, and insurance underwriters and managers primarily in the United States. The company specializes in underwriting ocean marine, inland marine/fire, other liability, and aircraft insurance through insurance pools. Its ocean marine insurance covers hull and machinery, hull and machinery war risk, cargo, cargo war risk, protection and indemnity, charters’ legal liability, shoreline marine liability, marine contractor’s liability, maritime employers liability, marine umbrella (bumbershoot) liability, onshore and

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PRO FORMA VALUATION APPRAISAL
offshore oil and gas exploration and production exposures, energy umbrella (bumbershoot) liability, and petroleum and bulk liquid cargo. The company’s inland marine/fire insurance provides coverage for contractor’s equipment, motor truck cargo, transit floaters, surety, and commercial property. Its non-marine liability insurance include accountants professional, lawyers professional, contractors, commercial and habitational, and products liability products, as well as workers compensation, commercial automobile, and employment practices liability products. NYMAGIC was founded in 1964 and is based in New York, New York.
SeaBright Insurance Holdings, Inc. (NYSE: SBX)
     SeaBright Insurance Holdings, Inc. (“SeaBright”), through its subsidiaries, provides multi-jurisdictional workers’ compensation insurance in the United States. It offers insurance coverage for prescribed benefits that employers are required to provide to their employees, who may be injured in the course of their employment. The company provides its services to maritime employers with coverage needs over land, shore, and navigable waters; employers in the construction industry; and employers who are obligated to pay insurance benefits specifically under state worker’s compensation laws. It distributes its products through independent insurance brokers, and its licensed in-house wholesale insurance brokers and third-party administrators. SeaBright is licensed in 45 states and the District of Columbia to write workers’ compensation insurance. The company was founded in 1986 and is headquartered in Seattle, Washington.

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PRO FORMA VALUATION APPRAISAL
Unico American Corporation (NASDAQ: UNAM)
     Unico American Corporation (“Unico”), an insurance holding company, underwrites property and casualty insurance in the United States. The company provides multiple line property and casualty insurance products, which include commercial multiple peril policies. These policies comprise property and liability coverage for natural disasters, including hurricanes, windstorms, hail, water, explosions, winter weather, and other events, such as theft and vandalism, fires, storms, and financial loss due to business interruption resulting from covered property damage. It also provides commercial liability coverage against third party liability from accidents occurring on the insured’s premises or arising out of its operation, as well as writes separate policies to insure commercial property and commercial liability risk on a mono-line basis. The company also markets medical, dental, and vision insurance through non-affiliated insurance companies for individuals and groups. In addition, Unico provides insurance premium financing services to insurance purchasers. The company markets its insurance products through independent insurance agents and brokers. It operates primarily in California, Arizona, Nevada, Oregon, and Washington. The company was founded in 1969 and is based in Woodland Hills, California.
Recent Financial Comparisons
     Table 9 summarizes certain key financial comparisons between PMMHC and the Comparable Group. The Public P&C Insurance Group includes all the companies presented in Exhibit VI.
     The Company’s ratio of total policy reserves to total equity was 2.13x, as compared to the Comparable Group’s mean and median of 1.99x and 1.72x, respectively. Among the Comparable Group, National Security Group and First Mercury displayed ratios closest to the

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Company’s total policy reserves to total equity ratio at 2.12x and 1.99x, respectively. The Company’s total equity to total asset ratio of 23.0% was lower than the P&C industry aggregate and the Comparable Group. The Comparable Group mean and median ratios of total equity to total assets were 31.5% and 30.5%, respectively, while the Public P&C Insurance Group mean and median ratios of total equity to total assets were slightly lower at 30.0% and 27.4%, respectively.
     The Company’s ratio of cash and investments to total assets was 60.7% as of December 31, 2008, and was positioned below the Comparable Group mean and median ratios of 70.6% and 70.6%, respectively but was still within the range demonstrated by the Comparable Group.
Table 9
Comparable Financial Condition Data
Penn Millers and the Comparable Group
As of or for the LTM Period

					Total Cash
				Total Policy	and		Tangible	Total Policy	Cash and
	Total Assets	Total Equity	Tangible	Reserves	Investments	Equity /	Equity /	Reserves /	Investments /
	($000)	($000)	Equity ($000)	($000)	($000)	Assets	Assets	Equity	Assets

Penn Millers	$220,524	$50,755	$48,144	$108,065	$133,873	23.0%	21.8%	2.13x	60.7%

Public P&C Insurance Group Mean	12,566,065	3,381,086	2,791,377	6,796,363	8,012,686	30.0%	27.6%	2.45x	69.6%
Public P&C Insurance Group Median	2,924,148	764,148	718,080	1,715,040	2,199,974	27.4%	24.4%	2.20x	72.0%
Comparable Group Mean	637,505	192,477	180,074	367,770	438,250	31.5%	29.5%	1.99x	70.6%
Comparable Group Median	673,365	171,743	147,819	395,575	459,577	30.5%	26.6%	1.72x	70.6%

Comparable Group
21st Century Holding Company	197,110	76,231	76,231	106,990	150,843	38.7%	38.7%	1.40x	76.5%
Baldwin & Lyons, Inc.	777,743	330,067	326,667	406,741	537,821	42.4%	42.0%	1.23x	69.2%
CRM Holdings, Ltd.	444,192	108,860	105,608	258,708	344,862	24.5%	23.8%	2.38x	77.6%
Donegal Group Inc.	880,109	363,584	362,662	468,823	633,967	41.3%	41.2%	1.29x	72.0%
Eastern Insurance Holdings, Inc.	377,311	138,137	118,206	201,482	275,038	36.6%	31.3%	1.46x	72.9%
EMC Insurance Group Inc.	1,108,099	282,916	281,974	733,897	965,349	25.5%	25.4%	2.59x	87.1%
First Mercury Financial Corporation	943,653	261,637	196,803	520,570	574,863	27.7%	20.9%	1.99x	60.9%
Hallmark Financial Services, Inc.	538,398	179,412	109,363	258,555	360,683	33.3%	20.3%	1.44x	67.0%
Mercer Insurance Group, Inc.	568,986	137,270	131,565	384,408	381,333	24.1%	23.1%	2.80x	67.0%
National Interstate Corporation	990,812	216,074	216,074	556,599	563,714	21.8%	21.8%	2.58x	56.9%
National Security Group, Inc.	124,890	34,648	34,648	73,314	93,159	27.7%	27.7%	2.12x	74.6%
NYMAGIC, INC.	946,476	164,073	164,073	632,114	546,986	17.3%	17.3%	3.85x	57.8%
SeaBright Insurance Holdings, Inc.	842,687	324,813	320,202	447,958	554,377	38.5%	38.0%	1.38x	65.8%
Unico American Corporation	184,603	76,958	76,958	98,617	152,502	41.7%	41.7%	1.28x	82.6%
Source: Penn Millers’ GAAP financial statements; SNL Financial.
     Table 10 compares Penn Millers with the Comparable Group and Public P&C Insurance Group based on selected measures of profitability.

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Table 10
Comparable Operating Performance Data
Penn Millers and the Comparable Group
For the LTM period

	Total Revenue	Net Income	GAAP	GAAP Loss	Combined
	($000)	($000)	Expense Ratio	Ratio	Ratio	ROAA	ROAE

Penn Millers	$78,664	($4,459)	33.7%	72.9%	106.6%	-2.0%	-8.0%

Public P&C Insurance Group Mean	3,752,634	161,709	30.6%	63.1%	93.8%	0.7%	3.1%
Public P&C Insurance Group Median	653,049	29,149	30.2%	64.0%	94.1%	1.4%	4.5%

Comparable Group Mean	189,682	(541)	33.4%	65.6%	99.0%	-0.1%	-1.3%
Comparable Group Median	159,196	1,894	32.6%	64.5%	97.7%	0.5%	2.2%

Comparable Group
21st Century Holding Company	67,356	(2,478)	45.0%	64.3%	109.3%	-1.2%	-3.0%
Baldwin & Lyons, Inc.	156,930	(7,713)	30.9%	63.5%	94.4%	-0.9%	-2.2%
CRM Holdings, Ltd.	143,171	(1,496)	32.9%	70.1%	103.0%	-0.4%	-1.3%
Donegal Group Inc.	372,312	25,542	32.5%	64.7%	97.2%	2.9%	7.2%
Eastern Insurance Holdings, Inc.	131,204	(17,383)	34.0%	73.0%	107.0%	-4.5%	-10.8%
EMC Insurance Group Inc.	413,892	(1,705)	32.7%	75.6%	108.3%	-0.2%	-0.5%
First Mercury Financial Corporation	215,367	40,841	28.0%	55.7%	83.7%	4.7%	16.2%
Hallmark Financial Services, Inc.	268,690	12,899	28.9%	61.0%	89.9%	2.4%	6.9%
Mercer Insurance Group, Inc.	161,462	8,234	35.7%	62.4%	98.1%	1.5%	6.1%
National Interstate Corporation	293,716	10,660	24.7%	64.7%	89.4%	1.1%	5.0%
National Security Group, Inc.	61,233	(5,204)	43.2%	79.5%	122.7%	-3.8%	-12.3%
NYMAGIC, INC.	56,181	(104,335)	46.3%	65.8%	112.1%	-10.2%	-46.5%
SeaBright Insurance Holdings, Inc.	267,262	29,278	28.5%	56.7%	85.2%	3.7%	9.5%
Unico American Corporation	46,770	5,283	24.3%	60.7%	85.0%	2.8%	7.3%
Source: Penn Millers’ GAAP financial statements; SNL Financial.
     The Company was not profitable in the LTM period. Penn Millers’ profitability was impacted by losses on investments and a high combined ratio, which was 106.6%. The Comparable Group reported mean and median combined ratios of 99.0% and 97.7%, respectively. Seven companies in the Comparable Group experienced operating losses during the LTM period.
     The Company’s relatively high combined ratio was attributable primarily to its higher loss ratio. Penn Millers’ loss ratio measured 72.9% for the LTM period, which was above the Comparable Group mean and median loss ratios of 65.6% and 64.5%. Among the Comparable Group members, Eastern Insurance Holdings, EMC Insurance and National Security reported higher loss ratios at 73.0%, 75.6% and 79.5%, respectively.

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V. MARKET VALUE ADJUSTMENTS
General Overview
     In the foregoing sections of this Appraisal, the Company’s relative operating performance is considered against the operating metrics of the Comparable Group. The Estimated Pro Forma Market Value of the Company reflects these considerations and also certain, additional market valuation adjustments relative to the Comparable Group. This section of the Appraisal identifies such categories of market value adjustments and how each adjustment impacts the Company’s estimated pro forma valuation. Relative to the Comparable Group, the valuation adjustments in this chapter are made from the viewpoints of potential investors, which could include policyholders with subscription rights and unrelated third parties. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Company relative to other publicly-traded insurance companies and relative to alternative investments.
     The concluded Valuation Range of the Company is predicated on the assumption that the current operating environment will continue for the Company and the insurance industry in general. Changes in the Company’s operating performance along with changes in the regional and national economies, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could materially impact the Estimated Pro Forma Market Value of the Company or the trading market values of insurance company stocks in general. Therefore, the Valuation Range provided herein is subject to a re-evaluation prior to the actual completion of the Offering.

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     The market value adjustments, which are based on certain financial and other criteria, include among others:
•	Profitability and earnings prospects;

•	Management;

•	Liquidity of the issue;

•	Subscription interest;

•	Stock market conditions;

•	Dividend outlook; and

•	New issue.
Profitability and Earnings Prospects
     An investor comparing Penn Millers to the Comparable Group would consider both recent profit trends and future earnings prospects of the Company. Profitability and earnings prospects are reflective of, and dependent upon a company’s ability to grow revenue and control expenses, and the effectiveness of managing the combined ratio, (ratio of loss and operating expenses to net premiums earned). An investor’s analysis would incorporate revenue growth prospects as well as profitability expectations, and the related risk of achieving the expected results.
     Historically, Penn Millers has demonstrated the ability to generate above-average revenue growth (driven largely by net premiums written) during both hard and soft markets. The Company’s revenue for fiscal year 2008 was $78.7 million. This is an increase of $2.6 million from $76.1 million in 2007, which results in a growth rate of 3.4% (excluding revenue from discontinued operations). Comparatively, year-over-year LTM revenue growth for the Comparable Group ranged from negative 70.5% to 12.9%, with a mean of negative 10.9% and a

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median of negative 4.8%. Nine of the companies experienced negative revenue growth during 2008.
     While Penn Millers’ revenue growth outperformed the Comparable Group, its profitability was below that of the Comparable Group. Penn Millers’ loss ratio, which measures loss expenses to net premiums earned, was 72.9% for 2008, well above the Comparable Group’s mean and median loss ratios of 65.6% and 64.5%, respectively. Penn Millers’ management has advised that the Company experienced unusually high losses in 2008, which served to significantly increase the Company’s loss ratio.
     Penn Millers’ expense ratio, which measures underwriting expenses plus policy acquisition costs to net premiums earned, was 33.7% for 2008. A high expense ratio indicates excessive overhead costs while a low expense ratio would indicate an efficient organization. Penn Millers’ expense ratio for 2008 of 33.7% was slightly above the Comparable Group, which had mean and median ratios of 33.4% and 32.6%, respectively.
     On a combined ratio basis (losses and underwriting expenses), the Company underperformed the Comparative Group, yielding a combined ratio of 106.6% for 2008, compared to 99.0% and 97.7% for the mean and median of the Comparable Group, respectively. Small insurers often exhibit higher combined ratios as they typically lack economies of scale and are often more concentrated geographically as compared to larger underwriters, such as those in the Comparable Group.
     In determining Penn Millers’ future earnings prospects and related risks, an investor would consider the Company’s estimated financial projections and its likelihood of achieving such projections. Penn Millers’ management has developed a comprehensive growth plan that focuses on growing revenue, managing expenses and ultimately increasing profitability by

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PRO FORMA VALUATION APPRAISAL
targeting larger, more complex commercial accounts with highly customized products, adding new agents, terminating unprofitable agent relationships, reducing agent commission rates, expanding its geographic footprint and targeted market niches, augmenting existing products with product enhancements, pursuing new non-traditional distribution channels, adding personnel only in production roles, implementing new and renewal pricing increases and more pricing discipline to ensure rate adequacy, and improving risk selection. This detailed growth plan and forecast is predicated on hard market conditions returning in the second half of 2009.
     Due to the unknown timing of the next hard market and the Company’s recent profit trends, we do not believe investors would place much weight on the Company’s forecast and earnings prospects relative to the Comparable Group. As such, a downward adjustment is warranted as compared to the Comparable Group.
Management
     A management team’s primary charge is to articulate and implement a strategic plan, which includes creating value through revenue growth, profit improvements, risk mitigation and the efficient utilization of resources. The financial characteristics of the Company suggest that senior management and the Board of Directors have professionally managed the enterprise, and have been reasonably successful in implementing an existing operating model supported by the Company’s present organizational structure. We also believe investors will consider that the Company’s management is comprised of a team of experienced insurance executives with practical knowledge in all of the key areas of the Company’s operations, and that they have developed a detailed, strategic growth plan. Each of these are important considerations given that the Company is a smaller insurer, and that smaller insurers are often at a competitive

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PRO FORMA VALUATION APPRAISAL
disadvantage in terms of economies of scale. Given these factors, no adjustment is warranted based on management relative to the Comparable Group.
Liquidity of the Issue
     The development of a public market depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time and the existence of market makers to facilitate stock trade transactions. Therefore, stock liquidity is predicated upon the development of a broad, efficient marketplace.
     Each of the fourteen companies in the Comparable Group are listed and traded on major stock exchanges. Eleven are listed on the NASDAQ Global Market, and the remaining three on the New York Stock Exchange. Following the completion of the Offering, PMMHC expects the publicly-traded Common Stock of its newly formed holding company to be quoted on the NASDAQ Global Market, pending receipt of approval. It should be noted that a partial discount for a lack of liquidity is implicit in certain companies in the Comparable Group, given that such companies’ exhibit weekly trading volumes of less than one percent of the average shares in float.
     Given the relatively small size of the Offering, there is no assurance that an established and liquid market for the Common Stock will develop or that it will continually meet listing requirements. Further, the relative attractiveness of the Common Stock in an industry of insurers with larger market capitalizations and stock issues followed widely by investors, analysts, brokers, and market makers would suggest a less liquid market post-offering. As such, we believe a downward adjustment is appropriate to address these factors.

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Subscription Interest
     The subscription interest market value adjustment endeavors to give affect to the level of investors’ confidence that an Offering or conversion will be successful. To gain insight, an investor would look to similar, previous offerings and also consider the particular attributes of the Plan and the external environment.
     While mutual-to-stock conversions are commonplace in the savings institution industry, such conversions and demutualizations are less common in the insurance industry. In recent years, IPOs of savings institution stocks have attracted a great deal of investor interest. Previous insurance demutualizations, which include Mercer and Eastern, were oversubscribed, although purchasers with subscription rights for Eastern common stock did not purchase enough stock to reach the pro forma valuation range, and a community offering was required.
     Given the recent, economic downturn, most 2008 offerings for savings institution conversions have not fulfilled the minimum number of shares offered in the subscription offering phase, and community and syndicated community offerings were necessary to complete the aggregate stock sale. There have been no completed offerings in 2009. Additionally, a “second-stage” savings offering has extended its syndicated community offering two times, thus far. Further, the P&C industry is currently experiencing a “soft” market, characterized by intense price competition, significant catastrophe losses, weak underwriting integrity and a deteriorating macro-economic environment. Each of these factors will likely serve to moderate subscription interest.
     Conversely, demutualized insurance companies have historically had an immediate “step up” in value based on pro forma share price after an initial public offering. This is because investors in a conversion always buy at a discount to book value. Demutualizing insurance

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companies, in general, have historically had a positive return after an initial public offering (“IPO”), as shown in the following table.
Table 11
Previous Demutualization Offerings

			Price / Share	Stock Price
Company Name	Ticker	Offer Date	Offering	1 Day	1 Month	1 Year

Old Guard Group, Inc.	OGGI	2/18/97	$10.00	$14.63	$14.63	$17.56
Mercer Insurance Group	MIGP	12/16/03	10.00	12.15	13.66	13.36
Eastern Insurance Holdings (Educators Mutual)	EIHI	6/19/06	10.00	11.41	12.90	14.99
     Penn Millers has engaged Griffin Financial Group, LLC (“Griffin”) as a marketing agent in connection with the Offering of the Common Stock. Griffin has agreed to use its best efforts to assist the Company with the solicitation of purchase orders for shares of Common Stock in the subscription and community offering. In addition, if necessary, Griffin would manage a syndicated community offering conducted by a group of registered broker-dealers to complete the sale of shares offered in the conversion.
     Notwithstanding the macro-environment and the fact that the Company has not yet commenced or completed the subscription and community offering, we believe that precedent demutualization outcomes provide a reasonable level of confidence to potential investors of the likelihood that the Offering can be successfully completed. Such confidence outweighs the negative factors discussed above. Based on these circumstances, we believe no adjustment is appropriate for subscription interest.
Stock Market Conditions
     Table 12 summarizes the recent performance of various insurance stock indexes maintained by SNL Financial, along with selected other industry and broader market indexes. The SNL Insurance Index of all publicly-traded insurance companies decreased 51.1% over the

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PRO FORMA VALUATION APPRAISAL
twelve month period ended April 1, 2009. The SNL Insurance Index underperformed the broader markets indexes as reflected by the Standard & Poor’s 500 and Russell 3000, which both fell 40.8% over the last year. However, the SNL P&C Insurance Index did not fare as poorly as the overall financials sector. As discussed earlier in this report, the recent decline in the financial markets has had an industry-wide effect on insurance companies’ investment portfolios. The SNL P&C Insurance Index was down 30.5% over the past year, compared to the SNL All Financial Institutions sector, which was down 58.2% over the past year.
Table 12
Selected Stock Market Index Performance
For the Period Ended April 1, 2009

	Change (%)
	Close	YTD	1 Year	3 Years
SNL Insurance Indexes
SNL Insurance	245.09	(19.80)	(51.08)	(54.19)
SNL Insurance Underwriter	238.83	(20.12)	(52.49)	(55.37)
SNL Insurance Broker	462.05	(15.02)	(17.66)	(28.15)
SNL Sector Indexes
SNL Insurance Multiline	61.44	(33.29)	(85.75)	(88.68)
SNL Insurance L&H	220.38	(41.05)	(69.43)	(65.92)
SNL Insurance P&C	280.08	(14.38)	(30.45)	(19.26)
SNL Reinsurance	358.14	(11.36)	(60.83)	(58.23)
SNL Managed Care	349.89	(15.91)	(41.25)	(57.76)
SNL Title Insurer	584.99	3.11	(16.68)	(42.03)
SNL Mortgage & Finl Guaranty	25.09	(23.33)	(74.15)	(95.43)
SNL Asset Size Indexes
SNL Insurance < $250M	289.98	(2.39)	(41.78)	(55.67)
SNL Insurance $250M-$500M	255.62	(15.61)	(40.43)	(56.78)
SNL Insurance $500M-$1B	308.44	(4.92)	(18.72)	(28.25)
SNL Insurance $1B-$2.5B	520.89	(13.86)	(22.86)	(16.62)
SNL Insurance $2.5B-$10B	353.22	(12.33)	(28.36)	(39.32)
SNL Insurance > $10B	224.41	(21.57)	(55.77)	(58.00)
SNL Insurance > $1B	249.86	(20.23)	(52.67)	(55.49)
SNL Insurance < $1B	346.49	(5.61)	(24.60)	(35.85)
SNL Market Cap Indexes
SNL Micro Cap Insurance	128.34	(22.68)	(61.07)	(63.41)
SNL Small Cap Insurance	320.07	(23.52)	(40.39)	(46.40)
SNL Mid Cap Insurance	160.14	(26.81)	(51.12)	(61.77)
SNL Large Cap Insurance	199.56	(18.09)	(53.08)	(55.54)
Broad Market Indexes
S&P 500	811.08	(10.21)	(40.81)	(37.36)
SNL All Financial Institutions	276.88	(22.69)	(58.15)	(65.20)
Russell 1000	847.30	(9.63)	(40.89)	(37.63)
Russell 2000	1,066.57	(14.07)	(39.61)	(43.91)
Russell 3000	860.92	(9.98)	(40.79)	(38.21)
Source: SNL Financial.

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PRO FORMA VALUATION APPRAISAL
     Stock market performance is factored into the liquidity of issue discount and stock market volatility is factored into new issue discount. Therefore, we conclude that no adjustment is warranted for the Stock Market Conditions.
Dividend Outlook
     When reviewing a company from an investment prospective, investors will consider a company’s capital base and its ability to pay future dividends. The payment of dividends on common stock will be subject to determination and declaration by a company’s Board of Directors and generally depends upon its financial condition, operating results, future prospects and regulatory constraints.
     Nine of the fourteen companies in the Comparable Group currently pay regular dividends, and approximately 70% of the Public P&C Insurance Group companies pay dividends. The mean of current dividend yields for the Comparable Group and the Public P&C Insurance Group were 4.6% and 3.4%, respectively. Of the six companies in the Comparable Group which completed IPOs since 2005, only two currently pay dividends, Eastern and National Interstate. Companies with new stock issues generally appear to defer dividend payments pending the post-offering determination of alternative deployment strategies and the development of seasoned trading patterns.
     Although the Company should have the capacity to make dividend payments following a successful Offering, Company management currently has no intention to pay dividends to shareholders. Further, the PID has historically prohibited converting companies from declaring or paying any dividends during the first three years following their conversions, unless granted explicit PID approval.

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PRO FORMA VALUATION APPRAISAL
     In conclusion, although the Company has not established a formal policy or committed to paying dividends at any point following the Offering, we believe that investors will take note of its solid dividend-paying capacity as evidenced by its strong pro forma capitalization. Therefore, we have concluded that no adjustment is warranted at the present time for purposes of dividend outlook.
New Issue Discount
     A “new issue” discount that reflects investor concerns and investment risks inherent in all IPOs is a factor to be considered for purposes of valuing companies converting from mutual-to-stock form. The necessity to build a new issue discount into the stock price of a converting insurance company relates to uncertainty among investors. In this regard, investors are concerned about the lack of a seasoned trading history for the converting company, its operation in an intensely competitive industry, underlying concerns regarding interest rate and economic recovery trends, recent volatility in the stock market, and the ever-changing landscape of competitors and product marketing in the insurance marketplace.
     We therefore believe that a downward adjustment is warranted for new issue in the pricing of the Company’s Estimated Pro Forma Market Value.
Summary of Adjustments
     Based on the market value adjustments discussed above, the Company’s Estimated Pro Forma Market Value should be discounted to reflect the following, additional valuation adjustments relative to the Comparable Group:

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PRO FORMA VALUATION APPRAISAL

Adjustments
Earnings prospects	Downward
Management	Neutral
Liquidity of issue	Downward
Subscription interest	Neutral
Stock market conditions	Neutral
Dividend outlook	Neutral
New issue	Downward
Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. On the whole, we conclude that the Company’s pro forma valuation should be discounted relative to the Comparable Group. We have concluded that a discount of approximately 20% to 30% at the midpoint based on the price-to-book valuation metric is reasonable and appropriate for determining the Company’s pro forma Valuation Range relative to the Comparable Group’s trading ratios.
Valuation Approach
     In determining the Estimated Pro Forma Market Value of the Company, we have employed the comparable market valuation approach and considered the following pricing ratios: price-to-book value per share (“P/B”), price-to-earnings per share (“P/E”), and price-to-assets (“P/A”). Table 13 displays the trading market price valuation ratios of the Comparable Group as of April 1, 2009. Exhibit VII displays the pro forma assumptions and calculations utilized in analyzing the Company’s valuation ratios. In reaching our conclusions of the Valuation Range, we evaluated the relationship of the Company’s pro forma valuation ratios relative to the Comparable Group’s market valuation data.

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PRO FORMA VALUATION APPRAISAL
Table 13
Comparative Market Valuation Analysis
As of April 1, 2009

				Price /					Current
		Total Market		Tangible	Price / LTM	Price / LTM	Price / Total	Equity /	Dividend
	Closing Price	Value ($000’s)	Price / Book	Book	EPS	Revenue	Assets	Assets	Yield

Penn Millers
Pro Forma Valuation Minimum	$10.00	$45,050	51.2%	52.7%	Neg	0.57x	17.5%	34.2%	0.0%
Pro Forma Valuation Midpoint	10.00	53,000	55.7%	57.3%	Neg	0.66x	20.0%	35.9%	0.0%
Pro Forma Valuation Maximum	10.00	60,950	59.7%	61.3%	Neg	0.76x	22.4%	37.6%	0.0%

Comparable Group Mean	NA	$163,035	74.6%	81.5%	12.87x	0.85x	23.2%	31.5%	4.6%
Comparable Group Median	NA	116,773	73.3%	74.1%	10.66x	0.77x	24.2%	30.5%	2.8%

Comparable Group
21st Century Holding Company	3.30	26,446	34.7%	34.7%	Neg	0.39x	13.4%	38.7%	15.6%
Baldwin & Lyons, Inc.	19.61	291,789	88.4%	89.3%	Neg	1.86x	37.5%	42.4%	5.5%
CRM Holdings, Ltd.	0.63	10,389	9.5%	9.8%	Neg	0.07x	2.3%	24.5%	NA
Donegal Group Inc.	15.21	387,790	106.7%	106.9%	15.21x	1.04x	44.1%	41.3%	2.5%
Eastern Insurance Holdings, Inc.	7.60	66,569	48.2%	56.3%	Neg	0.51x	17.6%	36.6%	3.5%
EMC Insurance Group Inc.	21.48	285,489	100.9%	101.2%	Neg	0.69x	25.8%	25.5%	2.8%
First Mercury Financial Corporation	14.58	267,649	102.3%	136.0%	6.66x	1.24x	28.4%	27.7%	NA
Hallmark Financial Services, Inc.	6.61	137,587	76.7%	125.8%	10.66x	0.51x	25.6%	33.3%	NA
Mercer Insurance Group, Inc.	14.40	89,465	65.2%	68.0%	11.08x	0.55x	15.7%	24.1%	2.4%
National Interstate Corporation	16.88	327,084	151.4%	151.4%	30.69x	1.11x	33.0%	21.8%	1.3%
National Security Group, Inc.	10.85	26,763	77.2%	77.2%	Neg	0.44x	21.4%	27.7%	6.6%
NYMAGIC, INC.	11.44	95,959	58.5%	58.5%	Neg	1.71x	10.1%	17.3%	1.7%
SeaBright Insurance Holdings, Inc.	10.64	227,340	70.0%	71.0%	7.71x	0.85x	27.0%	38.5%	NA
Unico American Corporation	7.50	42,165	54.8%	54.8%	8.06x	0.90x	22.8%	41.7%	NA
Source: Penn Millers, SNL Financial and Capital IQ.
     Investors continue to make decisions to buy or sell P&C insurance company stocks based primarily upon consideration of P/B and P/E, and secondarily upon P/A comparisons. The P/E ratio is an important valuation ratio in the current insurance stock environment. However, Penn Millers’ relatively low returns on equity and assets in recent years and negative profitability during the LTM period render the comparative P/E approach not applicable. Thus, the comparative P/B approach takes on additional meaning as a valuation metric. We also relied upon the P/A ratios to confirm that our Valuation Range was within reason.
     As of April 1, 2009, the mean and median P/B ratios for the Comparable Group were 74.6% and 73.3%, respectively. In comparison, the Public P&C Insurance Group mean and median P/B ratios were positioned slightly higher at 92.4% and 87.5%, respectively. In consideration of the foregoing analysis along with the additional adjustments discussed in this chapter and the assumptions summarized in Exhibit VII-1, we have determined a pro forma

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PRO FORMA VALUATION APPRAISAL
midpoint value of $53.0 million for the Company, which implies an aggregate midpoint ratio of 55.7%. Applying a range of value of 15% above and below the midpoint, the resulting minimum of $45.05 million implies a P/B ratio of 51.2% and the resulting maximum of $60.95 million implies a P/B ratio of 59.7%.
     The Company’s pro forma P/B valuation ratios reflect discounts to the Comparable Group’s mean ratio of 74.6%, measuring 20.0% at the valuation maximum, 25.3% at the valuation midpoint, and 31.4% at the valuation minimum. The Company’s P/B valuation ratios reflect a discount to the Comparable Group’s 73.3% median of 18.6% at the valuation maximum, 24.0% at the valuation midpoint, and 30.2% at the valuation minimum. In our opinion, these levels of discounts are appropriate to reflect the previously discussed adjustments for earnings prospects, the new issue discount, and liquidity of the issue. Penn Millers’ ability to deploy the excess capital profitably and to generate growth and improved returns on equity constitutes a significant operating challenge in the highly competitive P&C insurance marketplace wherein the Company strives to overcome the relative lack of scale, critical mass, and geographic diversification in its fundamental business model.
     Based on the price-to-assets (“P/A”) measure, the Company’s midpoint valuation of $53.0 million reflects a P/A ratio of 20.0%, ranging from 17.5% at the minimum to 22.4% at the maximum. The Company’s P/A valuation ratio at the maximum is slightly below the Comparable Group’s corresponding mean and median P/A ratios of 23.2% and 24.2%, respectively.
Valuation Conclusion
     It is our opinion that, as of April 1, 2009, the Estimated Pro Forma Market Value of the shares to be issued immediately following the Offering was within a range (the “Valuation

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PRO FORMA VALUATION APPRAISAL
Range”) of $45.05 million to $60.95 million with a midpoint of $53.0 million. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Exhibit VII shows the assumptions and calculations utilized in determining the Company’s Valuation Range.

61

EXHIBIT I
STATEMENT OF GENERAL ASSUMPTIONS AND LIMITING CONDITIONS
This report is subject to the following general assumptions and limiting conditions.
1.	No investigation has been made of, and no responsibility is assumed for, the legal description of the property being valued or legal matters, including title or encumbrances. Title to the property is assumed to be good and marketable unless otherwise stated. The property is assumed to be free and clear of any liens, easements or encumbrances unless otherwise stated.

2.	Information furnished by others, upon which all or portions of this analysis is based, is believed to be reliable, but has not been verified except as set forth in this report. No warranty is given as to the accuracy of such information.

3.	This report has been made only for the purpose stated and shall not be used for any other purpose.

4.	Except as specified in our engagement letter, neither Curtis nor any individual signing or associated with this report shall be required by reason of this report to give further consultation, provide testimony, or appear in court or other legal proceeding.

5.	No responsibility is taken for changes in market conditions and no obligation is assumed to revise this report to reflect events or conditions which occur subsequent to the date hereof.

6.	The date to which the opinions expressed in this report apply is set forth in the letter of transmittal. Our opinion is based on the purchasing power of the United States dollar as of that date.

7.	It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can readily be obtained or renewed.

8.	Full compliance with all applicable federal, state and local zoning, use, environmental and similar laws and regulations is assumed, unless otherwise stated.

9.	Competent management is assumed.

10.	The opinion is predicated on the financial structure prevailing as of the date of this report.

EXHIBIT II
CERTIFICATION
We certify that, to the best of our knowledge and belief:
•	the facts and data reported by the reviewer and used in the review process are true and correct;

•	the analyses, opinions, and conclusions in this report are limited only by the assumptions and limiting conditions stated in this review report, and are our personal, impartial and unbiased professional analyses, opinions and conclusions;

•	we have no present or prospective interest in the property that is the subject of this review report, and we have no personal interest or bias with respect to the parties involved;

•	our engagement in this assignment was not contingent upon developing or reporting predetermined results;

•	our compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report;

•	We have made a personal visit to the headquarters of Penn Millers.

Anthony A. Latini, Jr.

Paul M. Yeakel, Jr.

Laura E. Anastasio April 22, 2009

Exhibit III
Overview of Curtis
With offices in Philadelphia and Pittsburgh, PA, Curtis Financial Group, LLC (“Curtis”) is a leading investment banking and corporate finance advisory firm serving middle-market clients since 1994. Our expertise and experience with financial services industry clients is reflected in our consistently high national rankings by SNL Financial LC. The Curtis team offers clients the benefit of more than 125 years of collective experience, having served: public and private middle-market companies operating in a diverse group of industries in the United States and globally; and entrepreneurs, families, corporations, private equity and venture capital investors. All securities are sold through Curtis Securities, LLC, a FINRA (www.finra.org) registered broker-dealer.
Background of Appraisers
Anthony A. Latini, Jr., CFA
Managing Director
Mr. Latini has over 20 years of experience providing corporate finance and investment banking services to middle market and large corporate clients. Mr. Latini focuses on merger and acquisition advisory services and capital raising for clients in a wide variety of industries including manufacturing, distribution, and financial services. He has been involved with seven mutual to stock conversions. Prior to joining Curtis, Mr. Latini was a Director in the Financial Services Group at Berwind Financial L.P. and has also held positions at Evans & Company, Inc., and CoreStates Financial Corporation. Mr. Latini received his B.S. from the Wharton School at the University of Pennsylvania and is a Chartered Financial Analyst (CFA).
Paul M. Yeakel, Jr.
Vice President
Mr. Yeakel has more than eight years of investment banking and real estate financing experience, having successfully completed projects in industries including telecommunications, flat panel displays, accounts receivable management, healthcare, software, energy and real estate. Prior to joining Curtis Financial Group, Mr. Yeakel co-founded Lighthouse Development Partners, LLC, a real estate development firm, and spent four years working in a corporate development role for CD Ventures and Gatehouse Ventures, both private investment firms located in Berwyn, PA. Additionally, Mr. Yeakel worked for Corning Incorporated as an internal corporate strategy consultant. Mr. Yeakel graduated from Carnegie Mellon’s Graduate School of Industrial Administration with a M.B.A. and earned a B.A. in English from The College of Wooster.
Laura E. Anastasio
Senior Associate
Ms. Anastasio joined Curtis Financial Group in 2005 after two years with Ernst & Young, LLP. As part of the Transaction Advisory Services Group, Ms. Anastasio completed valuation assignments involving both businesses and sale leaseback transactions. She has experience working in a variety of industries ranging from consumer products to computer technology, and has been involved with three mutual to stock conversions. Ms. Anastasio holds a B.S. in Industrial Engineering from Lehigh University. She is also a member of the American Society of Appraisers.

Exhibit IV-1
Penn Millers Mutual Holding Company
Historical Balance Sheets — GAAP Basis
(Dollars in Thousands)

	12/31/2008	12/31/2007	12/31/2006	12/31/2005	12/31/2004	12/31/2003
ASSETS

Investments:
Fixed securities	121,914	112,769	99,906	94,549	92,752	87,123
Equity securities	—	13,409	13,697	12,328	12,819	11,266

Total investments	121,914	126,178	113,603	106,877	105,571	98,389

Cash and cash equivalents (cash overdraft)	11,959	10,134	13,052	10,021	11,431	14,387
Premiums and fees receivable	31,080	32,489	30,465	26,910	29,256	24,056
Reinsurance receivables	20,637	15,640	18,886	22,923	18,053	22,222
Deferred acquisition costs	10,601	11,014	10,381	9,646	10,352	9,243
Prepaid reinsurance premiums	4,342	4,234	4,119	3,645	3,731	3,209
Accrued investment income	1,431	1,499	1,439	1,302	1,225	1,236
PP&E, less accumulated depreciation	4,231	4,401	4,228	4,255	5,020	5,583
Income taxes receivable	1,508	1,056	—	894		—
Deferred income taxes	4,728	1,872	1,439	1,429	—	—
Other	4,879	3,972	2,812	2,557	2,144	1,845
Assets from discontinued operations	3,214	7,124	7,344	7,438	5,237	5,285

Total assets	220,524	219,613	207,768	197,897	192,020	185,455

LIABILITIES AND SURPLUS

Loss and loss adjustment expense reserves	108,065	95,956	89,405	83,849	73,287	69,463
Unearned premiums	45,322	46,595	43,294	39,984	42,798	38,090
Accounts due reinsurers	—	—	—	—	2,597	4,973
Accounts payable and accrued expenses	13,353	12,874	10,394	9,603	7,991	7,226
Deferred income taxes payable	—	—	—	—	673	1,344
Income taxes payable	—	—	256	1	22	161
Long-term debt	2,382	1,745	2,307	4,400	3,064	3,059
Liabilities from discontinued operations	647	1,042	1,582	2,291	1,682	1,864

Total liabilities	169,769	158,212	147,238	140,128	132,114	126,180

Unassigned surplus	51,914	59,293	58,207	56,127	55,837	54,439
Accumulated other comprehensive income, net	(1,159)	2,108	2,323	1,642	4,069	4,836

Total surplus	50,755	61,401	60,530	57,769	59,906	59,275

Total liabilities and surplus	220,524	219,613	207,768	197,897	192,020	185,455

Performance and Capital Ratios
Return on average assets	-2.03%	0.68%	0.94%	0.12%	0.64%	1.00%
Return on average surplus	-7.95%	2.38%	3.23%	0.41%	2.03%	3.12%
Surplus to total assets	23.02%	27.96%	29.13%	29.19%	31.20%	31.96%

Notes:

Source:	Audited financial reports prepared by the management of the Company and audited by KPMG.

Exhibit IV-2
Penn Millers Mutual Holding Company
Historical Income Statements — GAAP Basis
(Dollars in Thousands)

	2008	2007	2006	2005	2004	2003
REVENUE

Premiums earned	$78,737	$70,970	$64,645	$64,723	$63,090	$56,065
Investment income, net of investment expense	5,335	5,324	4,677	4,444	4,278	4,058
Realized investment (losses) gains, net	(5,819)	(702)	349	424	936	833
Other revenue	411	508	345	277	301	371

Total revenue	78,664	76,100	70,016	69,868	68,605	61,327

LOSSES AND EXPENSES

Losses and loss adjustment expenses	57,390	49,783	43,766	40,242	42,910	35,822
Underwriting and administrative expenses	26,562	24,163	23,296	29,221	24,359	22,911
Interest expense	184	125	222	195	51	56
Other expenses, net	365	184	314	266	82	101

Total losses and expenses	84,501	74,255	67,598	69,924	67,402	58,890

Income from continuing operations	(5,837)	1,845	2,418	(56)	1,203	2,437

Income taxes expense (benefit)	(1,378)	396	506	(296)	(4)	587

Net income (loss) from continuing operations	(4,459)	1,449	1,912	240	1,207	1,850

Discontinued Operations:
Pre-tax (loss) income on discontinued ops	(3,090)	(489)	292	385	240	340
Income tax (benefit) expense	(170)	(126)	124	151	63	143

(Loss) income on discontinued ops	(2,920)	(363)	168	234	177	197

Net income	(7,379)	1,086	2,080	474	1,384	2,047

Operating Ratios
Loss ratio (a)	72.9%	70.1%	67.7%	62.2%	68.0%	63.9%
Expense ratio (b)	33.7%	34.0%	36.0%	45.1%	38.6%	40.9%
Combined ratio (c)	106.6%	104.2%	103.7%	107.3%	106.6%	104.8%

Notes:

(a)	Losses and loss adjustment expenses divided by premiums earned.

(b)	Underwriting and administrative expenses divided by premiums earned.

(c)	Sum of the loss ratio and the expense ratio.

Source: Audited financial reports prepared by the management of the Company and audited by KPMG. Statutory financials provided in Exhibit V.

Exhibit IV-3
Penn Millers Mutual Holding Company
Investment Portfolio
(Dollars in Thousands)

	12/31/2008		12/31/2007		12/31/2006
	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
ASSETS
Fixed Securities:
U.S. government and agencies	23,459	25,399	26,360	26,984	27,509	27,461
State and political subdivisions	31,775	32,957	30,321	31,134	26,538	27,047
Mortgage backed	25,374	25,305	20,636	20,724	11,618	11,488
Corporate	39,930	38,253	33,656	33,927	33,964	33,910

Total fixed securities	120,538	121,914	110,973	112,769	99,629	99,906

Equity	—	—	10,525	13,409	10,476	13,697

Total investment securities	120,538	121,914	121,498	126,178	110,105	113,603

Notes:

Source: Audited GAAP financial reports prepared by the management of the Company and audited by KPMG.

Exhibit V-1
Penn Millers Mutual Holding Company (b)
Historical Balance Sheets — Statutory Basis (a)
(Dollars in Thousands)

	12/31/2008 (c)	12/31/2007	12/31/2006	12/31/2005	12/31/2004	12/31/2003
ASSETS
Investments:
Bonds	120,538	110,972	99,628	93,879	89,641	82,441
Stocks	1	13,411	13,697	12,329	12,819	11,267
Real estate	2,694	2,788	2,909	1,199	1,204	1,076
Receivables for securities		91	—	—	—	—

Total investments	123,233	127,262	116,234	107,407	103,664	94,784

Cash and cash equivalents (cash overdraft)	11,695	10,034	12,911	9,459	10,996	14,365
Premiums and considerations	30,951	32,416	30,396	26,730	29,076	23,919
Reinsurance receivables	3,073	917	1,120	1,114	838	1,036
Accrued investment income	1,431	1,499	1,439	1,302	1,225	1,236
Other receivables	1,160	1,723	1,524	1,682	1,490	926
PP&E	642	857	508	152	194	295
Income taxes receivable	1,406	646	—	10	13	—
Deferred income taxes	5,190	4,893	4,242	4,071	3,820	3,747
Receivable from parent	186	557	219	361	204	250
Aggregate write-ins for other than invested assets	2,973	3,011	1,960	1,761	981	517

Total assets	181,941	183,815	170,553	154,049	152,501	141,075

LIABILITIES AND SURPLUS
Loss and loss adjustment expense reserves	85,437	77,222	69,317	61,033	55,805	48,072
Unearned premiums	41,062	42,499	39,221	36,348	39,102	35,122
Accounts due reinsurers and provisions	5	22	276	227	100	287
Commissions payable, contingent commissions	1,488	2,515	2,581	2,292	2,867	2,154
Other expenses	6,411	6,532	6,110	6,124	5,480	5,361
Ceded reinsurance premiums payable	2,024	3,686	1,275	614	2,482	2,782
Funds held by company under reinsurance treaties	2,616	—	677	73	114	2,191
Amounts withheld or retained by company	55	47	67	78	68	130
Payable for securities	—	414	472	—	—	—
Aggregate write ins for liabilities	—	—	—	—	811	273
Payable to parent	15	83	32	44	227	371

Total liabilities	139,114	133,020	120,028	106,833	107,056	96,743

Total surplus	42,827	50,795	50,525	47,216	45,445	44,332

Total liabilities and surplus	181,941	183,815	170,553	154,049	152,501	141,075

Performance and Capital Ratios
Return on assets	-2.44%	0.50%	0.85%	2.07%	0.43%	0.43%
Return on surplus	-9.53%	1.73%	2.81%	6.84%	1.41%	1.37%
Surplus to total assets	23.54%	27.63%	29.62%	30.65%	29.80%	31.42%

Notes:

(a)	Statutory financials do not include the effects of discontinued operations.

(b)	Statutory financial statements represent the results of operations of PMHC.

(c)	Financial statements as of December 31, 2008 prepared by Company management. Audited statutory financial statements as of December 31, 2008 were not available as of the date of this report.
Source: Statutory prepared financial statements.

Exhibit V-2
Penn Millers Mutual Holding Company(e)
Historical Income Statements — Statutory Basis(d)
(Dollars in Thousands)

	2008	2007	2006	2005	2004	2003
REVENUE
Premiums earned	78,737	$70,970	$64,645	$64,723	$63,090	$56,065
Investment income, net of investment expense	5,085	5,104	4,370	4,131	4,052	4,097
Realized investment (losses) gains, net	(5,778)	(431)	232	262	937	833

Total revenue	78,044	75,643	69,247	69,116	68,079	60,995

LOSSES AND EXPENSES
Losses and loss adjustment expenses	57,391	49,774	43,770	40,242	42,910	35,822
Underwriting and administrative expenses	25,256	24,059	23,525	24,427	24,407	23,407
Other expenses, net	39	(318)	(31)	(114)	(219)	(212)

Total losses and expenses	82,686	73,515	67,264	64,555	67,098	59,017

Income from continuing operations	(4,642)	2,128	1,983	4,561	981	1,978

Income taxes expense (benefit)	(181)	1,250	609	1,390	347	1,369

Net income (loss)	(4,461)	878	1,374	3,171	634	609

Operating Ratios
Loss ratio (a)	72.9%	70.1%	67.7%	62.2%	68.0%	63.9%
Expense ratio (b)	32.1%	33.9%	36.4%	37.7%	38.7%	41.7%
Combined ratio (c)	105.0%	104.0%	104.1%	99.9%	106.7%	105.6%

Notes:

(a)	Losses and loss adjustment expenses divided by net premiums earned.

(b)	Underwriting expenses divided by net premiums earned.

(c)	Sum of the loss ratio and the expense ratio.

(d)	Statutory financials do not include the effects of discontinued operations. Audited statutory financial statements as of December 31, 2008 were not yet available as of the date of this report.

(e)	Statutory financial statements represent the results of operations of PMHC.
Source: Statutory prepared financial statements.

Exhibit VI-1
Penn Millers Mutual Holding Company
Financial Performance Data for Publicly Traded Property and Casualty Companies

							Cash and	Cash and	Policy		Tangible	Net Prem		GAAP	GAAP
		Total Assets	Total Policy	Total Equity	Tangible Equity	Total Policy	Investments	Investments /	Reserves /	Total Equity	Equity /	Writ/ Avg	GAAP Loss	Expense	Combined
Company Name	Ticker	($000)	Reserves ($000)	($000)	($000)	Revenue ($000)	($000)	Assets	Equity	/ Assets	Assets	Equity (x)	Ratio (%)	Ratio (%)	Ratio (%)	ROAA (%)	ROAE (%)

21st Century Holding Company	TCHC	197,110	106,990	76,231	76,231	65,130	150,843	0.77	1.40	0.39	0.39	0.66	64.30	44.97	109.27	-1.18	-3.04
ACE Limited	ACE	72,057,000	46,375,000	14,446,000	10,699,000	13,203,000	41,414,000	0.57	3.21	0.20	0.15	0.82	60.60	29.00	89.60	1.60	7.48
Affirmative Insurance Holdings, Inc.	AFFM	802,051	313,734	216,483	35,578	357,301	351,613	0.44	1.45	0.27	0.04	1.57	76.80	20.90	97.70	0.17	0.66
Alleghany Corporation	Y	6,181,828	3,192,657	2,646,689	2,495,466	948,652	4,294,266	0.69	1.21	0.43	0.40	0.32	60.10	30.20	90.30	2.14	5.31
Allied World Assurance Company Holdings, Ltd	AWH	9,072,079	5,507,186	2,416,862	2,076,920	1,116,905	6,863,397	0.76	2.28	0.27	0.23	0.50	57.40	26.80	84.20	2.21	8.32
Allstate Corporation	ALL	134,798,000	100,774,000	12,641,000	11,767,000	28,862,000	96,413,000	0.72	7.97	0.09	0.09	1.54	74.40	25.00	99.40	-1.13	-9.74
American Financial Group, Inc.	AFG	26,427,500	20,654,600	2,490,000	2,203,400	3,301,800	16,870,500	0.64	8.30	0.09	0.08	1.01	56.60	31.00	87.60	0.74	6.85
American Physicians Capital, Inc.	ACAP	1,005,823	700,380	254,037	254,037	124,268	830,648	0.83	2.76	0.25	0.25	0.46	52.60	22.10	74.70	4.35	17.21
American Physicians Service Group, Inc.	AMPH	283,554	128,926	136,465	134,201	64,081	231,769	0.82	0.94	0.48	0.47	0.51	28.98	17.30	46.28	6.78	14.79
American Safety Insurance Holdings, Ltd.	ASI	1,026,364	708,906	217,030	207,334	174,471	686,637	0.67	3.27	0.21	0.20	0.80	63.10	42.90	106.00	0.03	0.14
AMERISAFE, Inc.	AMSF	1,107,833	710,761	253,272	253,272	289,493	799,973	0.72	2.81	0.23	0.23	1.25	60.90	20.50	81.40	3.99	19.05
AmTrust Financial Services, Inc.	AFSI	3,143,893	1,773,974	392,548	290,123	439,097	1,361,440	0.43	4.52	0.12	0.09	1.40	54.30	20.10	74.40	2.89	20.88
Arch Capital Group Ltd.	ACGL	14,616,545	9,193,639	3,432,965	3,405,565	2,845,454	10,820,774	0.74	2.68	0.23	0.23	0.75	65.00	30.00	95.00	1.82	7.79
Argo Group International Holdings, Ltd.	AGII	6,381,500	3,804,200	1,352,900	1,095,300	1,127,100	4,001,500	0.63	2.81	0.21	0.17	0.83	64.30	36.20	100.50	1.07	4.54
Aspen Insurance Holdings Limited	AHL	7,288,800	3,881,000	2,779,100	2,770,900	1,701,700	5,754,000	0.79	1.40	0.38	0.38	0.65	65.80	29.80	95.60	1.40	3.70
AXIS Capital Holdings Limited	AXS	14,282,834	8,407,184	4,461,041	4,400,624	2,687,181	10,432,571	0.73	1.88	0.31	0.31	0.53	63.74	26.13	89.87	2.54	7.73
Baldwin & Lyons, Inc.	BWINB	777,743	406,741	330,067	326,667	182,299	537,821	0.69	1.23	0.42	0.42	0.49	63.50	30.90	94.40	-0.93	-2.16
Berkshire Hathaway Inc.	BRK.A	267,399,000	71,343,000	109,267,000	75,486,000	25,525,000	127,779,000	0.48	0.65	0.41	0.28	0.23	70.91	18.15	89.06	1.80	4.23
Chubb Corporation	CB	48,429,000	28,734,000	13,432,000	12,965,000	11,828,000	38,794,000	0.80	2.14	0.28	0.27	0.84	58.32	30.81	89.13	3.57	12.88
Cincinnati Financial Corporation	CINF	13,369,000	7,181,000	4,182,000	4,182,000	3,136,000	9,899,000	0.74	1.72	0.31	0.31	0.64	68.30	32.30	100.60	2.86	8.62
CNA Surety Corporation	SUR	1,565,519	687,548	767,295	628,510	431,696	1,126,079	0.72	0.90	0.49	0.40	0.60	18.70	54.50	73.20	7.18	15.39
CRM Holdings, Ltd.	CRMH	444,192	258,708	108,860	105,608	121,942	344,862	0.78	2.38	0.25	0.24	1.12	70.12	32.91	103.03	-0.36	-1.34
Donegal Group Inc.	DGICA	880,109	468,823	363,584	362,662	346,575	633,967	0.72	1.29	0.41	0.41	1.02	64.70	32.50	97.20	2.93	7.16
Eastern Insurance Holdings, Inc.	EIHI	377,311	201,482	138,137	118,206	135,807	275,038	0.73	1.46	0.37	0.31	0.84	73.00	34.00	107.00	-4.51	-10.80
EMC Insurance Group Inc.	EMCI	1,108,099	733,897	282,916	281,974	389,318	965,349	0.87	2.59	0.26	0.25	1.16	75.60	32.70	108.30	-0.15	-0.51
Employers Holdings, Inc.	EIG	3,756,713	2,654,525	444,728	390,318	328,947	2,245,834	0.60	5.97	0.12	0.10	0.78	41.50	44.40	85.90	3.12	25.43
Endurance Specialty Holdings Ltd.	ENH	7,272,470	4,120,944	2,207,283	2,006,492	1,766,485	5,358,087	0.74	1.87	0.30	0.28	0.76	64.30	29.20	93.50	1.28	4.19
Enstar Group Limited	ESGR	4,358,151	2,798,287	615,209	593,987	0	3,508,778	0.81	4.55	0.14	0.14	0.00	NA	NA	NA	2.24	16.17
Erie Indemnity Company	ERIE	2,613,386	1,389,451	791,875	791,875	207,407	1,042,748	0.40	1.75	0.30	0.30	0.22	66.20	27.40	93.60	2.49	7.24
Everest Re Group, Ltd.	RE	16,846,590	10,242,343	4,960,355	4,960,355	3,694,301	13,714,280	0.81	2.06	0.29	0.29	0.65	66.00	29.60	95.60	-0.11	-0.35
Fairfax Financial Holdings Limited	FFH	27,305,400	16,619,000	4,968,800	4,845,600	4,529,100	19,979,200	0.73	3.34	0.18	0.18	0.92	82.16	27.94	110.10	5.34	31.23
First Acceptance Corporation	FAC	441,411	154,170	225,670	81,228	257,288	213,516	0.48	0.68	0.51	0.18	NA	69.70	23.20	92.90	-1.53	-3.13
First Mercury Financial Corporation	FMR	943,653	520,570	261,637	196,803	193,744	574,863	0.61	1.99	0.28	0.21	0.87	55.70	28.00	83.70	4.69	16.16
Flagstone Reinsurance Holdings Limited	FSR	2,215,970	682,456	986,013	935,999	654,168	1,700,844	0.77	0.69	0.44	0.42	0.63	58.10	31.30	89.40	-8.06	-17.05
FPIC Insurance Group, Inc.	FPIC	997,985	664,011	259,894	249,061	172,830	712,665	0.71	2.55	0.26	0.25	0.57	57.70	22.00	79.70	3.07	11.33
GAINSCO, INC.	GAN	239,483	123,964	55,347	54,738	176,606	176,575	0.74	2.24	0.23	0.23	2.96	73.30	25.70	99.00	-1.41	-5.65
Greenlight Capital Re, Ltd.	GLRE	958,005	170,351	485,382	485,382	114,949	857,859	0.90	0.35	0.51	0.51	0.25	48.30	48.20	96.50	-10.84	-21.02
Hallmark Financial Services, Inc.	HALL	538,398	258,555	179,412	109,363	236,320	360,683	0.67	1.44	0.33	0.20	1.26	61.00	28.90	89.90	2.37	6.92
Hanover Insurance Group, Inc.	THG	9,230,200	4,491,900	1,887,200	1,717,300	2,484,900	4,719,900	0.51	2.38	0.20	0.19	1.16	65.40	33.20	98.60	0.22	0.95
Harleysville Group Inc.	HGIC	3,155,318	2,252,161	652,634	629,234	918,515	2,473,738	0.78	3.45	0.21	0.20	1.34	66.50	34.02	100.52	1.33	5.95
HCC Insurance Holdings, Inc.	HCC	8,332,383	4,456,891	2,639,341	1,780,492	2,007,774	5,006,535	0.60	1.69	0.32	0.21	0.81	60.40	25.00	85.40	3.67	11.98
Hilltop Holdings Inc.	HTH	1,048,770	102,474	791,455	753,465	115,247	906,444	0.86	0.13	0.75	0.72	0.14	69.80	35.60	105.40	-2.08	-2.82
Horace Mann Educators Corporation	HMN	5,507,718	3,691,552	448,845	401,449	658,532	3,910,959	0.71	8.22	0.08	0.07	1.69	76.90	23.80	100.70	0.18	1.93
Infinity Property and Casualty Corporation	IPCC	1,721,335	925,181	525,331	450,056	922,451	1,172,668	0.68	1.76	0.31	0.26	1.53	70.29	22.23	92.52	1.02	3.30
IPC Holdings, Ltd.	IPCR	2,388,688	441,366	1,850,947	1,850,947	387,367	2,235,187	0.94	0.24	0.77	0.77	0.20	40.20	16.20	56.40	3.61	4.55
Kingsway Financial Services Inc.	KFS	3,343,441	2,415,496	453,572	407,795	1,484,263	2,537,757	0.76	5.33	0.14	0.12	1.70	81.20	35.20	116.40	-9.61	-50.45
Markel Corporation	MKL	9,477,690	6,320,227	2,180,674	1,836,643	2,022,184	6,908,456	0.73	2.90	0.23	0.19	0.80	62.76	36.52	99.28	-0.59	-2.39
Meadowbrook Insurance Group, Inc.	MIG	1,813,916	1,167,783	438,170	272,191	369,721	1,085,648	0.60	2.67	0.24	0.15	1.06	62.00	31.30	93.30	1.98	7.75
Mercer Insurance Group, Inc.	MIGP	568,986	384,408	137,270	131,565	152,577	381,333	0.67	2.80	0.24	0.23	1.09	62.40	35.70	98.10	1.48	6.09
Mercury General Corporation	MCY	3,950,195	2,013,159	1,494,051	1,694,772	2,808,839	2,969,216	0.75	1.35	0.38	0.43	1.56	73.30	28.50	101.80	-5.70	-13.71
Montpelier Re Holdings Ltd.	MRH	2,797,600	994,100	1,357,600	1,352,850	528,500	2,365,200	0.85	0.73	0.49	0.48	0.36	55.80	35.20	91.00	-4.52	-9.60

Exhibit VI-1 (Continued)
Penn Millers Mutual Holding Company
Financial Performance Data for Publicly Traded Property and Casualty Companies

							Cash and	Cash and	Policy		Tangible	Net Prem		GAAP	GAAP
		Total Assets	Total Policy	Total Equity	Tangible Equity	Total Policy	Investments	Investments /	Reserves /	Total Equity	Equity /	Writ/ Avg	GAAP Loss	Expense	Combined
Company Name	Ticker	($000)	Reserves ($000)	($000)	($000)	Revenue ($000)	($000)	Assets	Equity	/ Assets	Assets	Equity (x)	Ratio (%)	Ratio (%)	Ratio (%)	ROAA (%)	ROAE (%)

National Interstate Corporation	NATL	990,812	556,599	216,074	216,074	290,741	563,714	0.57	2.58	0.22	0.22	1.39	64.70	24.70	89.40	1.08	4.97
National Security Group, Inc.	NSEC	124,890	73,314	34,648	34,648	56,264	93,159	0.75	2.12	0.28	0.28	1.46	79.53	43.19	122.72	-3.79	-12.29
Navigators Group, Inc.	NAVG	3,349,580	2,334,329	689,317	682,695	643,976	1,917,715	0.57	3.39	0.21	0.20	0.99	61.00	32.80	93.80	1.59	7.70
NYMAGIC, INC.	NYM	946,476	632,114	164,073	164,073	167,073	546,986	0.58	3.85	0.17	0.17	0.74	65.80	46.30	112.10	-10.16	-46.53
Odyssey Re Holdings Corp.	ORH	9,726,509	5,952,439	2,827,735	2,777,435	2,076,364	7,892,538	0.81	2.11	0.29	0.29	0.75	72.70	28.50	101.20	5.66	20.23
Old Republic International Corporation	ORI	13,266,000	8,534,300	3,740,300	3,578,900	3,318,100	8,746,800	0.66	2.28	0.28	0.27	0.75	81.80	39.10	120.90	-4.23	-13.54
OneBeacon Insurance Group, Ltd.	OB	7,940,800	5,382,200	1,155,100	1,155,100	1,879,000	3,864,500	0.49	4.66	0.15	0.15	1.28	59.90	35.10	95.00	-4.39	-24.99
PartnerRe Ltd.	PRE	16,279,320	10,216,468	4,199,108	3,769,589	3,928,024	11,724,671	0.72	2.43	0.26	0.23	0.93	63.90	30.20	94.10	0.28	1.08
Platinum Underwriters Holdings, Ltd.	PTP	4,927,163	2,682,396	1,809,397	1,809,397	1,114,796	4,259,939	0.86	1.48	0.37	0.37	0.55	64.40	27.50	91.90	4.54	11.95
PMA Capital Corporation	PMACA	2,502,716	1,496,535	344,656	314,308	390,217	772,498	0.31	4.34	0.14	0.13	1.12	69.40	44.67	114.07	0.22	1.53
ProAssurance Corporation	PRA	4,280,938	2,565,224	1,423,585	1,351,372	459,278	3,579,401	0.84	1.80	0.33	0.32	0.33	46.10	21.90	68.00	4.05	13.66
Progressive Corporation	PGR	18,250,500	10,353,300	4,215,300	4,215,300	13,631,400	12,981,000	0.71	2.46	0.23	0.23	2.96	73.50	21.10	94.60	-0.37	-1.52
RenaissanceRe Holdings Ltd.	RNR	7,984,051	2,670,847	3,032,743	2,958,562	1,386,824	6,317,274	0.79	0.88	0.38	0.37	0.41	54.80	24.20	79.00	0.35	0.89
RLI Corp.	RLI	2,419,401	1,494,481	708,154	681,940	528,764	1,697,525	0.70	2.11	0.29	0.28	0.68	46.70	37.50	84.20	3.02	10.45
Safety Insurance Group, Inc.	SAFT	1,437,817	757,254	603,371	603,371	576,556	1,071,590	0.75	1.26	0.42	0.42	0.94	64.10	30.00	94.10	4.83	11.93
SeaBright Insurance Holdings, Inc.	SBX	842,687	447,958	324,813	320,202	248,644	554,377	0.66	1.38	0.39	0.38	0.83	56.70	28.50	85.20	3.68	9.49
Selective Insurance Group, Inc.	SIGI	4,941,332	3,485,307	890,493	860,856	1,495,490	3,558,952	0.72	3.91	0.18	0.17	1.48	67.80	33.20	101.00	0.87	4.35
Specialty Underwriters’ Alliance, Inc.	SUAI	454,737	295,553	136,289	125,544	143,465	263,613	0.58	2.17	0.30	0.28	1.03	62.30	39.12	101.42	1.72	5.54
State Auto Financial Corporation	STFC	2,443,600	1,306,300	761,000	759,000	1,126,000	2,091,800	0.86	1.72	0.31	0.31	1.43	75.20	34.60	109.80	-1.28	-3.70
Tower Group, Inc.	TWGP	1,533,013	863,838	335,204	295,778	314,551	709,555	0.46	2.58	0.22	0.19	1.08	51.70	30.70	82.40	4.08	18.01
Transatlantic Holdings, Inc.	TRH	13,376,938	9,344,615	3,198,220	3,198,220	4,067,389	10,518,477	0.79	2.92	0.24	0.24	1.26	71.50	27.00	98.50	0.68	3.13
Travelers Companies, Inc.	TRV	109,751,000	72,030,000	25,319,000	21,265,000	21,579,000	71,088,000	0.65	2.84	0.23	0.19	0.84	59.40	32.50	91.90	2.58	11.36
Unico American Corporation	UNAM	184,603	98,617	76,958	76,958	33,950	152,502	0.83	1.28	0.42	0.42	0.43	60.70	24.30	85.00	2.81	7.33
United America Indemnity, Ltd.	INDM	2,473,201	1,656,106	631,993	622,684	382,508	1,599,528	0.65	2.62	0.26	0.25	0.40	79.80	37.30	117.10	-5.34	-18.34
United Fire & Casualty Company	UFCS	2,687,130	1,970,740	641,741	641,191	503,375	2,205,355	0.82	3.07	0.24	0.24	0.69	84.50	29.40	113.90	-0.48	-1.82
Universal Insurance Holdings, Inc.	UVE	544,637	346,437	101,554	101,554	147,414	266,014	0.49	3.41	0.19	0.19	1.61	55.20	NA	NA	7.17	42.86
Validus Holdings, Ltd.	VR	4,322,480	1,844,753	1,938,734	1,791,124	1,256,518	3,281,385	0.76	0.95	0.45	0.41	0.63	61.50	30.70	92.20	1.19	2.69
W.R. Berkley Corporation	WRB	16,121,158	10,965,746	3,046,319	2,938,755	4,289,580	12,278,116	0.76	3.60	0.19	0.18	1.23	62.70	30.40	93.10	1.70	8.60
Wesco Financial Corporation	WSC	3,050,695	323,063	2,377,756	2,100,014	237,964	2,194,592	0.72	0.14	0.78	0.69	0.13	72.36	29.54	101.90	2.59	3.30
White Mountains Insurance Group, Ltd.	WTM	15,895,800	8,997,500	2,898,800	2,879,300	3,710,000	9,529,200	0.60	3.10	0.18	0.18	0.87	67.56	32.86	100.42	-3.03	-12.96
Zenith National Insurance Corp.	ZNT	2,520,783	1,319,812	1,023,437	1,002,452	607,327	1,968,472	0.78	1.29	0.41	0.40	0.55	46.00	40.00	86.00	3.57	8.90

Group Aggregate
Overall P&C Insurance Group Mean		12,566,065	6,796,363	3,381,086	2,791,377	2,404,730	8,012,686	0.70	2.45	0.30	0.28	0.91	63.29	30.96	94.35	0.74	3.10
Overall P&C Insurance Group Median		2,924,148	1,715,040	764,148	718,080	552,660	2,199,974	0.72	2.20	0.27	0.24	0.83	64.10	30.30	94.25	1.37	4.55

P&C Group Mean > $1.2 Bil. Total Assets		18,081,814	9,780,953	4,846,812	3,993,509	3,436,251	11,510,847	0.70	2.69	0.29	0.27	0.88	63.45	30.76	94.21	0.92	3.46
P&C Group Median > $1.2 Bil. Total Assets		5,844,773	3,338,982	1,869,074	1,785,808	1,321,671	3,956,230	0.72	2.33	0.26	0.24	0.81	64.30	30.20	93.80	1.50	4.55

P&C Group Mean < $1.2 Bil. Total Assets		685,989	368,017	224,137	202,170	182,992	478,186	0.70	1.94	0.33	0.30	0.98	62.94	31.40	94.65	0.36	2.32
P&C Group Median < $1.2 Bil. Total Assets		789,897	330,086	216,279	149,137	169,952	459,577	0.72	2.05	0.28	0.25	0.87	63.30	30.90	97.20	0.63	2.82

P&C Group Mean > $500 m Total Revenue		14,077,671	7,614,522	3,784,390	3,124,460	2,686,758	8,974,499	0.69	2.55	0.29	0.27	0.89	63.12	30.88	94.10	0.85	3.60
P&C Group Mean > $500 m Total Revenue		3,349,580	2,252,161	986,013	935,999	658,532	2,473,738	0.72	2.38	0.26	0.24	0.82	63.82	30.20	94.10	1.48	4.97

P&C Group Mean < $500 m Total Revenue		305,255	160,192	109,845	89,707	117,170	211,320	0.72	1.63	0.36	0.31	1.13	64.66	31.63	96.29	(0.16)	(0.95)
P&C Group Median < $500 m Total Revenue		283,554	128,926	108,860	81,228	121,942	213,516	0.75	1.46	0.37	0.28	0.94	69.70	32.91	101.42	(1.18)	(3.04)
Source: SNL Financial.

Exhibit VI-2
Penn Millers Mutual Holding Company
Market Valuation Data for Publicly Traded Property and Casualty Companies

			Total Diluted				(a)
			Shares			Price /	Price /	(a)			Current	One-Year
			Outstand.	Total Market	Price / Book	Tangible	Operating	Price / LTM	Price / LTM	Price / Total	Dividend	Price Change
Company Name		Closing price	(000’S)	value (000’s)	(%)	Book (%)	EPS (x)	EPS (x)	Revenue (x)	Assets (%)	Yield (%)	(%)

21st Century Holding Company	TCHC	3.30	8,014	26,446	34.69	34.69	6.00	Neg	0.39	13.42	15.55	(74.10)
ACE Limited	ACE	40.82	332,800	13,584,896	94.04	126.97	5.24	11.56	0.99	18.85	2.04	(28.77)
Affirmative Insurance Holdings, Inc.	AFFM	3.25	15,415	50,099	23.14	140.81	27.08	27.08	0.11	6.25	2.53	(58.01)
Alleghany Corporation	Y	274.98	8,438	2,320,344	87.67	92.98	23.09	17.48	2.35	37.53	NA	(18.79)
Allied World Assurance Company Holdings, Ltd	AWH	38.55	50,367	1,941,641	80.34	93.49	4.27	10.74	1.68	21.40	1.77	(8.63)
Allstate Corporation	ALL	20.06	536,100	10,754,166	85.07	91.39	6.12	Neg	0.37	7.98	5.01	(59.74)
American Financial Group, Inc.	AFG	16.35	116,600	1,906,410	76.56	86.52	4.00	9.79	0.44	7.21	2.19	(39.40)
American Physicians Capital, Inc.	ACAP	41.64	9,379	390,542	153.73	153.73	8.56	9.05	2.44	38.83	0.83	(13.79)
American Physicians Service Group, Inc.	AMPH	19.08	7,134	136,117	99.74	101.43	7.23	7.23	1.82	48.00	1.39	(2.20)
American Safety Insurance Holdings, Ltd.	ASI	11.28	10,274	115,895	53.40	55.90	376.00	376.00	0.60	11.29	NA	(37.40)
AMERISAFE, Inc.	AMSF	16.11	19,198	309,277	122.11	122.11	5.51	7.49	1.02	27.92	NA	18.98
AmTrust Financial Services, Inc.	AFSI	9.37	60,281	564,833	143.89	194.69	4.52	6.84	0.98	17.97	1.72	(43.21)
Arch Capital Group Ltd.	ACGL	55.74	60,048	3,347,090	97.50	98.28	6.23	13.63	1.13	22.90	NA	(21.95)
Argo Group International Holdings, Ltd.	AGII	30.37	30,700	932,359	68.92	85.12	10.88	Neg	0.74	14.61	NA	(16.70)
Aspen Insurance Holdings Limited	AHL	22.66	83,423	1,890,365	68.02	68.22	12.48	25.46	1.06	25.94	2.47	(15.89)
AXIS Capital Holdings Limited	AXS	23.59	149,363	3,523,473	78.98	80.07	8.08	10.44	1.25	24.67	2.75	(32.87)
Baldwin & Lyons, Inc.	BWINB	19.61	14,880	291,789	88.40	89.32	12.51	Neg	1.86	37.52	5.50	(23.76)
Berkshire Hathaway Inc.	BRK.A	87,600.00	1,549	135,712,548	124.20	179.79	14.08	27.17	1.26	50.75	NA	(33.41)
Chubb Corporation	CB	42.65	359,600	15,336,940	114.18	118.29	7.50	8.67	1.16	31.67	2.59	(16.81)
Cincinnati Financial Corporation	CINF	23.72	162,486	3,854,158	92.16	92.16	11.20	9.05	1.01	28.83	5.37	(40.66)
CNA Surety Corporation	SUR	18.81	44,266	832,643	108.52	132.48	7.48	7.55	1.74	53.19	NA	19.05
CRM Holdings, Ltd.	CRMH	0.63	16,491	10,389	9.54	9.84	Neg	Neg	0.07	2.34	NA	(87.27)
Donegal Group Inc.	DGICA	15.21	25,496	387,790	106.66	106.93	14.12	15.21	1.04	44.06	2.50	(13.82)
Eastern Insurance Holdings, Inc.	EIHI	7.60	8,765	66,569	48.19	56.32	Neg	Neg	0.51	17.64	3.49	(49.57)
EMC Insurance Group Inc.	EMCI	21.48	13,291	285,489	100.91	101.25	20.12	Neg	0.69	25.76	2.81	(25.26)
Employers Holdings, Inc.	EIG	10.05	48,902	491,465	110.51	125.91	4.86	4.86	1.24	13.08	1.45	(44.90)
Endurance Specialty Holdings Ltd.	ENH	25.45	59,616	1,517,234	68.74	75.62	8.31	19.28	0.85	20.86	3.28	(33.36)
Enstar Group Limited	ESGR	57.09	14,471	826,166	134.29	139.09	9.05	9.05	16.49	18.96	NA	(48.52)
Erie Indemnity Company	ERIE	33.88	57,405	1,944,891	245.61	245.61	13.63	28.47	1.81	74.42	4.78	(35.41)
Everest Re Group, Ltd.	RE	72.37	61,272	4,434,255	89.39	89.39	7.88	Neg	1.26	26.32	2.52	(22.61)
Fairfax Financial Holdings Limited	FFH	323.50	17,592	5,691,128	114.54	117.45	4.07	4.07	0.71	20.84	1.60	2.27
First Acceptance Corporation	FAC	2.44	47,658	116,286	51.53	143.16	Neg	Neg	0.39	26.34	NA	(18.39)
First Mercury Financial Corporation	FMR	14.58	18,357	267,649	102.30	136.00	8.53	6.66	1.24	28.36	NA	(17.53)
Flagstone Reinsurance Holdings Limited	FSR	8.05	84,879	683,272	69.30	73.00	Neg	Neg	1.51	30.83	1.64	(36.81)
FPIC Insurance Group, Inc.	FPIC	38.00	8,120	308,560	118.73	123.89	7.51	10.22	1.62	30.92	NA	(22.02)
GAINSCO, INC.	GAN	1.45	16,100	23,345	42.18	42.65	32.56	Neg	0.12	9.75	NA	(51.01)
Greenlight Capital Re, Ltd.	GLRE	16.77	35,919	602,355	124.10	124.10	Neg	Neg	(53.89)	62.88	NA	(8.86)
Hallmark Financial Services, Inc.	HALL	6.61	20,815	137,587	76.69	125.81	6.80	6.30	0.51	25.55	NA	(45.05)
Hanover Insurance Group, Inc.	THG	29.84	51,400	1,533,776	81.27	89.31	8.71	74.60	0.57	16.62	1.05	(30.99)
Harleysville Group Inc.	HGIC	32.26	28,353	914,677	140.15	145.36	11.26	22.40	0.93	28.99	3.46	(12.05)
HCC Insurance Holdings, Inc.	HCC	25.84	114,111	2,948,628	111.72	165.61	9.13	9.79	1.29	35.39	1.87	8.12
Hilltop Holdings Inc.	HTH	11.41	56,456	644,163	81.39	85.49	Neg	Neg	6.28	61.42	NA	8.56

Exhibit VI-2 (Continued)
Penn Millers Mutual Holding Company
Market Valuation Data for Publicly Traded Property and Casualty Companies

			Total Diluted				(a)
			Shares			Price /	Price /	(a)			Current	One-Year
			Outstand.	Total Market	Price / Book	Tangible	Operating	Price / LTM	Price / LTM	Price / Total	Dividend	Price Change
Company Name		Closing price	(000’S)	value (000’s)	(%)	Book (%)	EPS (x)	EPS (x)	Revenue (x)	Assets (%)	Yield (%)	(%)

Horace Mann Educators Corporation	HMN	8.42	39,800	335,116	74.66	83.48	6.48	31.19	0.40	6.08	2.29	(54.26)
Infinity Property and Casualty Corporation	IPCC	34.54	14,303	494,026	94.04	109.77	6.95	28.08	0.53	28.70	0.94	(23.12)
IPC Holdings, Ltd.	IPCR	27.48	55,135	1,515,105	81.86	81.86	5.86	18.95	4.84	63.43	2.94	(4.95)
Kingsway Financial Services Inc.	KFS	2.58	55,090	142,132	31.34	34.85	Neg	Neg	0.10	4.25	4.37	(78.78)
Markel Corporation	MKL	287.86	9,823	2,827,597	129.67	153.95	13.72	Neg	1.49	29.83	NA	(36.87)
Meadowbrook Insurance Group, Inc.	MIG	6.52	57,781	376,730	85.98	138.41	9.71	10.69	0.86	20.77	1.24	(22.01)
Mercer Insurance Group, Inc.	MIGP	14.40	6,213	89,465	65.17	68.00	6.93	11.08	0.55	15.72	2.37	(15.49)
Mercury General Corporation	MCY	29.52	54,764	1,616,633	108.20	95.39	13.97	Neg	0.67	40.93	5.04	(36.53)
Montpelier Re Holdings Ltd.	MRH	12.85	84,112	1,080,843	79.61	79.89	11.47	Neg	2.97	38.63	1.79	(23.28)
National Interstate Corporation	NATL	16.88	19,377	327,084	151.38	151.38	9.98	30.69	1.11	33.01	1.34	(26.51)
National Security Group, Inc.	NSEC	10.85	2,467	26,763	77.24	77.24	Neg	Neg	0.44	21.43	6.57	NA
Navigators Group, Inc.	NAVG	47.17	16,971	800,522	116.13	117.26	10.45	15.52	1.17	23.90	NA	(15.95)
NYMAGIC, INC.	NYM	11.44	8,388	95,959	58.49	58.49	Neg	Neg	1.71	10.14	1.68	(50.43)
Odyssey Re Holdings Corp.	ORH	39.17	59,818	2,343,059	82.86	84.36	25.17	4.61	0.77	24.09	0.58	3.51
Old Republic International Corporation	ORI	11.20	233,764	2,618,154	70.00	73.16	Neg	Neg	0.81	19.74	5.70	(20.68)
OneBeacon Insurance Group, Ltd.	OB	10.49	95,100	997,599	86.36	86.36	8.77	Neg	0.77	12.56	8.05	(46.53)
PartnerRe Ltd.	PRE	63.51	56,602	3,594,799	85.61	95.36	7.66	288.68	0.90	22.08	2.58	(18.12)
Platinum Underwriters Holdings, Ltd.	PTP	29.00	54,499	1,580,471	87.35	87.35	7.29	7.29	1.20	32.08	0.89	(13.30)
PMA Capital Corporation	PMACA	4.13	31,585	130,444	37.85	41.50	6.06	22.94	0.26	5.21	NA	(53.70)
ProAssurance Corporation	PRA	47.38	33,765	1,599,786	112.38	118.38	7.73	9.08	2.82	37.37	NA	(12.98)
Progressive Corporation	PGR	13.80	671,800	9,270,840	219.93	219.93	10.66	Neg	0.72	50.80	NA	(17.17)
RenaissanceRe Holdings Ltd.	RNR	50.71	60,732	3,079,720	101.55	104.10	15.95	Neg	2.50	38.57	1.78	(4.77)
RLI Corp.	RLI	50.86	21,706	1,103,967	155.89	161.89	10.13	14.13	1.95	45.63	1.70	(0.70)
Safety Insurance Group, Inc.	SAFT	31.53	16,121	508,284	84.24	84.24	7.28	7.23	0.79	35.35	4.20	(13.73)
SeaBright Insurance Holdings, Inc.	SBX	10.64	21,367	227,340	69.99	71.00	7.71	7.71	0.85	26.98	NA	(28.30)
Selective Insurance Group, Inc.	SIGI	12.22	51,945	634,768	71.28	73.74	8.36	14.90	0.37	12.85	2.27	(50.67)
Specialty Underwriters’ Alliance, Inc.	SUAI	3.35	15,800	52,930	38.84	42.16	7.13	7.13	0.34	11.64	NA	(27.96)
State Auto Financial Corporation	STFC	17.67	39,500	697,965	91.72	91.96	Neg	Neg	0.59	28.56	2.00	(40.28)
Tower Group, Inc.	TWGP	25.18	23,267	585,867	174.78	198.08	8.77	10.19	1.21	38.22	0.71	(6.88)
Transatlantic Holdings, Inc.	TRH	37.19	66,595	2,476,668	77.44	77.44	6.43	24.31	0.61	18.51	1.90	(45.12)
Travelers Companies, Inc.	TRV	42.14	593,000	24,989,020	98.70	117.51	7.82	8.74	1.02	22.77	2.65	(15.62)
Unico American Corporation	UNAM	7.50	5,622	42,165	54.79	54.79	7.99	8.52	0.90	22.84	NA	(20.21)
United America Indemnity, Ltd.	INDM	4.10	31,410	128,781	20.38	20.68	Neg	Neg	0.32	5.21	NA	(79.54)
United Fire & Casualty Company	UFCS	22.64	26,693	604,324	94.17	94.25	Neg	Neg	1.00	22.49	1.93	(40.55)
Universal Insurance Holdings, Inc.	UVE	3.80	39,511	150,141	147.84	147.84	3.75	3.58	0.82	27.57	32.92	(6.17)
Validus Holdings, Ltd.	VR	23.91	75,741	1,810,957	93.41	101.11	10.35	12.65	1.42	41.90	3.63	2.01
W.R. Berkley Corporation	WRB	23.02	167,859	3,864,114	126.85	131.49	7.53	10.05	0.82	23.97	0.87	(19.71)
Wesco Financial Corporation	WSC	275.00	7,120	1,957,948	82.34	93.23	25.24	21.09	2.45	64.18	0.53	(33.09)
White Mountains Insurance Group, Ltd.	WTM	180.38	6,529	1,177,788	40.63	40.91	Neg	Neg	0.40	7.41	0.39	(61.63)
Zenith National Insurance Corp.	ZNT	25.06	37,435	938,121	91.66	93.58	8.74	7.41	1.37	37.22	6.64	(32.80)

Exhibit VI-2 (Continued)
Penn Millers Mutual Holding Company
Market Valuation Data for Publicly Traded Property and Casualty Companies

	Total
	Diluted
	Shares									One-
	Outstand.	Total			(a)	(a)				Year
	Closing	Market	Price /	Price /	Price /	Price /	Price /	Price /	Current	Price
	price	Value	Book	Tangible	Operating	LTM	LTM	Total	Dividend	Change
Company Name	(000’S)	(000’s)	(%)	Book (%)	EPS (x)	EPS (x)	Revenue (x)	Assets (%)	Yield (%)	(%)

Group Aggregate
Overall P&C Insurance Group Mean		3,640,874	92.39	102.64	15.39	26.05	0.66	27.33	3.42	(27.47)
Overall P&C Insurance Group Median		813,344	87.51	93.53	8.34	10.44	0.95	25.66	2.29	(23.28)

P&C Group Mean > $1.2 Bil. Total Assets		5,238,741	97.76	107.00	9.60	22.47	1.45	27.73	2.62	(27.32)
P&C Group Median > $1.2 Bil. Total Assets		1,590,128	90.53	93.53	8.36	11.15	1.01	24.38	2.12	(23.20)

P&C Group Mean < $1.2 Bil. Total Assets		199,315	80.81	93.24	30.32	35.60	(1.02)	26.45	6.11	(27.82)
P&C Group Median < $1.2 Bil. Total Assets		136,852	76.96	95.28	7.99	8.52	0.76	26.05	2.53	(23.76)

P&C Group Mean > $500 m Total Revenue		6,418,519	94.00	101.42	9.68	25.82	1.04	25.93	2.75	(26.45)
P&C Group Mean > $500 m Total Revenue		1,898,388	88.53	92.57	8.54	12.65	0.96	24.38	2.27	(22.87)

P&C Group Mean < $500 m Total Revenue		424,654	90.51	104.06	22.63	26.29	0.23	28.94	4.64	(28.70)
P&C Group Median < $500 m Total Revenue		276,569	84.16	104.18	7.86	9.06	0.94	26.05	2.44	(25.26)

Source: SNL Financial and market data provided by CapitalIQ.

(a)	Price / Operating EPS and Price / EPS is reported as “Neg” if the company has negative earnings.

Exhibit VII-1
Penn Millers Mutual Holding Company
Pro Forma Assumptions for Conversion Valuation

B-1	The initial offering price is $10.00 per share and the number of shares offered is calculated by dividing the estimated pro forma market value by the offering price.

B-2	Offering expenses are estimated at $2.570 million plus commissions and fees of 1.5% of the total shares sold in the subscription and community offerings. Also assumes that no shares are sold in a syndicated community offering.

B-3	It is assumed that 10.0% of the shares offered for sale will be acquired by the employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. Under generally accepted accounting principles, the aggregate purchase price of shares of common stock to be purchased by the ESOP in the offering represents unearned compensation and is reflected as a reduction in capital. It is further assumed that the ESOP purchase is funded by a loan from PMHC. No reinvestment is assumed on proceeds used to fund the ESOP. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine the estimated net funds available for reinvestment. The ESOP expense reflects recognition of expense based upon shares committed to be allocated under the ESOP. For purposes of this calculation, the average market value was assumed to be equal to the initial offering price of $10.00.

B-4	The net investable proceeds is fully invested at the beginning of the applicable period. The net investable proceeds are invested to yield a return of 2.78%, which represents the estimated yield on the 10 year U.S. Treasury bond at the end March 2009. The effective income tax rate was assumed to be 35.0%, resulting in an after-tax yield of 1.81%.

B-5	The net increase in earnings excludes after-tax ESOP amortization over 10 years.

B-6	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

B-7	For the earnings per share (“EPS”) calcluations, pro forma per share amounts have been computed by dividing pro forma amounts by the total outstanding number of shares of stock, adjusted to give effect to the purchase of ESOP shares in accordance with Statement of Position (“SOP”) 93-6. Under SOP 93-6, the weighted average of the ESOP shares that have not been committed for release are subtracted from total shares outstanding when calculated EPS.

B-8	For the book value calcluations, pro forma per share amounts have been computed by dividing pro forma amounts by the total outstanding number of shares of stock.

B-9	The additional shares that Penn Millers expects to issue after the Conversion in conjunction with the grant of options or restricted stock awards under the stock-based incentive plan have not been considered in our analysis.

Exhibit VII-2
Penn Millers Mutual Holding Company
Pro Forma Conversion Valuation Range
(Dollars in Thousands, except per share data)

	Minimum	Midpoint	Maximum
Total implied shares offered	4,505,000	5,300,000	6,095,000
Offering price (b-1)	$10.00	$10.00	$10.00

Implied gross proceeds:	$45,050	$53,000	$60,950
Less: estimated expenses (b-2)	(3,246)	(3,365)	(3,484)

Implied net offering proceeds	41,804	49,635	57,466
Less: ESOP purchase (b-3)	(4,505)	(5,300)	(6,095)

Net investable proceeds (b-4)	$37,299	$44,335	$51,371

Net income:
LTM ended 12/31/2008 (a)	(4,459)	(4,459)	(4,459)
Pro forma income on net proceeds (b-4)	674	801	928
Pro forma ESOP adjustment (b-5)	(293)	(345)	(396)

Pro forma net income	(4,078)	(4,002)	(3,927)
Pro forma earnings per share (b-8)	(1.01)	(0.84)	(0.72)
Total Revenue:
LTM ended 12/31/2008 (a)	78,664	78,664	78,664
Pro forma revenue on net proceeds, pre-tax	1,037	1,233	1,428

Pro forma total revenue	79,701	79,897	80,092
Total Equity:
Total equity at 12/31/2008	50,755	50,755	50,755
Net offering proceeds	41,804	49,635	57,466
Less: ESOP purchase	(4,505)	(5,300)	(6,095)

Pro forma total equity (b-6)	88,054	95,090	102,126
Pro forma book value per share (b-7)	19.55	17.94	16.76
Tangible Equity:
Total tangible equity at 12/31/2008 (c)	48,144	48,144	48,144
Net offering proceeds	41,804	49,635	57,466
Less: ESOP purchase	(4,505)	(5,300)	(6,095)

Pro forma tangible equity	85,443	92,479	99,515
Pro forma tangible book value per share (b-7)	18.97	17.45	16.33
Total Assets:
Total assets at 12/31/2008	220,524	220,524	220,524
Net offering proceeds	41,804	49,635	57,466
Less: ESOP purchase	(4,505)	(5,300)	(6,095)

Pro forma total assets	257,823	264,859	271,895
Pro Forma Ratios:
Price / LTM EPS	-9.94x	-11.92x	-13.97x
Price / LTM Revenue	0.57x	0.66x	0.76x
Price / Book Value	51.16%	55.74%	59.68%
Price / Tangible Book Value	52.73%	57.31%	61.25%
Price / Total Assets	17.47%	20.01%	22.42%
Total Equity / Assets	34.15%	35.90%	37.56%
Tangible Equity / Assets	33.14%	34.92%	36.60%

Notes:

(a)	Excludes income from discontinued operations.

(b)	See Exhibit VII-1 for explanation of assumptions.

(c)	Tangible book value excludes goodwill and intangible assets in the amounts of $2.147 million and $464,000, which are classified as assets from discontinued operations in the December 31, 2008 balance sheet.